Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

ASCENA RETAIL GROUP, INC.

and

COLOMBIA ACQUISITION CORP.

and

CHARMING SHOPPES, INC.

dated as of

May 1, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this “Agreement”), is entered into as of May 1, 2012 by and among Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”), Ascena Retail Group, Inc., a Delaware corporation (“Parent”), and Colombia Acquisition Corp., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

          WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding common shares, par value $0.10 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $7.35 (such amount or any different amount per share that may be paid pursuant to the Offer, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger as a wholly owned Subsidiary of Parent (the “Merger”), in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), pursuant to which each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be cancelled and converted into the right to receive an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) determined that the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by the Company’s shareholders;

          WHEREAS, the respective boards of directors of Parent and Merger Sub have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein; and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE OFFER

          Section 1.01     The Offer.

          (a)          Provided that this Agreement shall not have been terminated pursuant to Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) use its reasonable best efforts to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer within three (3) Business Days (and shall commence such Offer in any event within ten (10) Business Days) of the date of this Agreement.

          (b)          The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Fully Diluted Shares as of immediately prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Section 1.01) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit A, as such conditions may be modified in accordance with this Agreement (together with the Minimum Condition, the “Offer Conditions”). For purposes of determining whether the Minimum Condition has been satisfied, any shares tendered in the Offer pursuant to guaranteed delivery procedures shall be included only if such shares have been delivered pursuant to such procedures. Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest (subject to any withholding of tax pursuant to Section 3.05), on the terms and subject to the conditions set forth in this Agreement.

          (c)          The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in any manner adverse to any shareholders of the Company, (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer or (vi) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to any shareholder of the Company.

          (d)          Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

          (e)          Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, Merger Sub shall, and Parent shall cause Merger Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Time any of the Offer Conditions (other than the Minimum Condition) shall not be satisfied or waived, until such time as such condition or conditions are satisfied or waived; provided, however, that the maximum number of days that the Offer may be extended pursuant to this clause (i) shall be twenty (20) Business Days, (ii) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each, if on any then-scheduled Expiration Time each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived, and the Minimum Condition shall not have been satisfied; provided, however, that the maximum number of days that the Offer may be extended pursuant to this clause (ii) shall be twenty (20) Business Days, (iii) extend the

Offer, at the request of the Company, until the expiration of a twenty (20)-day cure period after a breach of this Agreement by the Company, if on any then-scheduled Expiration Time any of the Offer Conditions (other than the Minimum Condition) shall not be satisfied due to a breach of this Agreement by the Company that is capable of being cured (it being understood that a willful failure to comply with Section 6.04 in any material respect shall be deemed incapable of being cured), and (iv) extend the Offer for the minimum period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, the NASDAQ Stock Market (“NASDAQ”) or the Chicago Stock Exchange, Inc. applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated; provided, however, that in no event (A) shall Merger Sub be required to extend the Offer beyond November 1, 2012 (the “Outside Date”) or (B) shall this Section 1.01(e) be construed or deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Article VIII. Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, make available one (1) or more “subsequent offering periods” in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. Except as otherwise expressly provided in this Section 1.01(e), the rights of Company to cause an extension of the Offer are cumulative so that, if at any time any of the foregoing is applicable, the Offer will be so extended further.

          (f)          On the terms and subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay the Offer Price (subject to any withholding of tax pursuant to Section 3.05) pursuant to Section 1.01(b) for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

          (g)           Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the

Offer, Merger Sub shall promptly return (and in any event within three (3) Business Days), and shall cause any depository acting on behalf of Merger Sub to promptly return, all tendered Company Common Stock to the registered holders thereof.

          (h)          As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries that may be required by applicable Laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, relating to the Offer Documents. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments.

          Section 1.02     Company Actions.

          (a)          On the date the Schedule TO is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.04, contain and reflect the recommendation described in Section 4.03(d). The Company shall take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Schedule 14D-9. Unless the Company Board has effected a change in the recommendation described in Section 4.03(d), prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

          (b)          In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the shares of Company Common Stock, in each case as of the most recent practicable date, and shall furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agents’ reasonable request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or either of their respective agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company or destroy all copies and any extract or summaries of such information then in their possession or control.

          Section 1.03          Directors.

          (a)          Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.03(a)) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board requested by Parent, and (B) each board of directors of each Subsidiary of the Company (and each committee thereof) as reasonably requested by Parent, in each case that represents the same percentage as such individuals represent on the Company Board.

          (b)          The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions reasonably required to effect the appointment of Parent’s designees, including mailing to its shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.

          (c)          Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) (or the approval of the sole Independent Director if there shall only be one Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement (including any decrease or change in the form of the Offer Price), (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company; provided that if there shall be no Independent Directors as a result of such individuals’ deaths, disabilities, resignations or refusals to serve, then such actions may be effected by a majority vote of the Company Board. The Independent Directors will have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Independent Directors for the purpose of fulfilling their obligations hereunder. Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by the action of a majority of the Independent Directors (or the approval of the sole Independent Director if there shall only be one Independent Director); provided that if there shall be no Independent Directors as a result of such individuals’ deaths, disabilities, resignations or refusals to serve, then such actions may be effected by a majority vote of the Company Board.

          Section 1.04          Top-Up Option.

          (a)          The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.04, to purchase at a price per share equal to the Offer Price paid in the Offer, that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 80% of the Fully Diluted Shares immediately after the issuance of the Top-Up Shares (the “Short Form Threshold”); provided, that the Top-Up Option will not be exercisable unless, immediately after such exercise and the issuance of Top-Up Shares pursuant thereto, the Short Form Threshold would be reached (after giving effect to the issuance of the Top-Up Shares); provided, further, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order. The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the Offer Closing and prior to the earliest to occur of (A) the close of business on the fifth Business Day following the Offer Closing, (B) the Effective Time and (C) the termination of this Agreement in accordance with its terms.

          (b)          In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall set forth in such notice (i) the number of shares of the Company Common Stock owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing) and (ii) a place and a time for the closing of such purchase which shall, unless the Independent Directors otherwise agree, be at the Company’s principal offices not less than one (1) Business Day after receipt of such notice. The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares (calculated by multiplying the number of such Top-Up Option Shares by the Offer Price) shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option (the “Promissory Note”). The Promissory Note (i) shall bear simple interest at a rate of three percent (3.0%) per annum, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated shares of Company Stock, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

          (c)          Parent and Merger Sub acknowledge that any Top-Up Shares issued upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

          (d)          Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares or the payment by Merger Sub to the Company of consideration for the Top-Up Shares, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Subchapter 15D of the BCL as contemplated by Section 3.03.

          (e)          Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.04(e) will be null and void.

          (f)          Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the Offer Closing and the exercise of the Top-Up Option, if applicable, the shares of Company Common Stock beneficially owned by Parent or Merger Sub, together with any shares of Company Common Stock beneficially owned by Parent’s other Affiliates, equal or exceed the Short Form Threshold, then each of Parent, Merger Sub and the Company will take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the Company’s shareholders, in accordance with Section 1924(b) of the BCL.

ARTICLE II
THE MERGER

          Section 2.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL, at the Effective Time Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will, as provided in the BCL, continue its corporate existence as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

          Section 2.02     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable on the date of satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at a place mutually agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

          Section 2.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the BCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

          Section 2.04     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the BCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation, all as provided under the BCL.

          Section 2.05     Articles of Incorporation; By-laws. At the Effective Time, (i) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, except that upon the filing of the Certificate of Merger, the name of the Surviving Corporation shall be “Charming Shoppes, Inc.” and the common stock of the Surviving Corporation shall have a par value of $0.01 per share, and (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

          Section 2.06     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK

          Section 3.01     Effect of the Merger on Capital Stock. At the Effective Time and subject to the provisions of this Agreement, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

          (a)          Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b)          Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

          (c)          Conversion of Merger Sub Capital Stock. Each common share, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable common share of the Surviving Corporation.

          Section 3.02     Surrender and Payment.

          (a)          Prior to the Effective Time, Parent shall appoint the Company’s transfer agent (or such other financial institution to which the Company and Parent agree) (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, and (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Exchange Agent to be held in trust for the benefit of the holders of Certificates and Book-Entry Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the outstanding shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). The Exchange Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated “A-1” or “P-1” or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. As soon as practicable, but in event no later than five (5) Business Days following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates, or Loss Documentation in lieu thereof as provided in Section 3.06, or transfer of the Book-Entry Shares to the Exchange Agent), and (ii) instructions for effecting the surrender of Certificates or Book-Entry Shares for the Merger Consideration.

          (b)          Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

          (c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)          All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

          (e)          Any portion of the Payment Fund (including any interest or other amounts earned with respect thereto) that remains unclaimed by the holders of shares of Company Common Stock 180 days after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any amounts that would otherwise have been payable in respect of any Certificate or Book-Entry Share from the Payment Fund delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          Section 3.03     Dissenting Shares.

          (a)          Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, any issued and outstanding shares of Company Common Stock held by a Dissenting Shareholder (“Dissenting Shares”) shall not be converted into the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect thereto, except that the Dissenting Shareholders shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the BCL; provided, however, that each share of Company Common Stock outstanding immediately before the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, effectively withdraws or loses his or her dissenters rights pursuant to the BCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without any interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book Entry Share, as the case may be. As used in this Agreement, the term “Dissenting Shareholder” means any record holder or beneficial owner of shares of Company Common Stock who is statutorily entitled to exercise appraisal rights and who duly complies with all provisions of the BCL concerning the right of holders of Company Common Stock to dissent from the Merger and seek appraisal of their shares.

          (b)          The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the BCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and (ii) the opportunity to participate in and, after the Offer Closing, direct all negotiations and proceedings with respect to dissenters rights under the

BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          Section 3.04     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by Section 6.01(c)), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to fairly reflect such change.

          Section 3.05     Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

          Section 3.06     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as Parent may reasonably direct (such affidavit and, if requested by Parent, posting of a bond, the “Loss Documentation”), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

          Section 3.07     Treatment of Stock Options and Other Stock-based Compensation.

          (a)          At the Effective Time, each option to acquire shares of Company Common Stock (other than an option issued under the ESPP) and each right to receive appreciation with respect to shares of Company Common Stock (each, a “Company Stock Right”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Right or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereof), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Right as of immediately prior to the Effective Time, multiplied by (y) the positive excess, if any, of the Merger Consideration over the per share exercise price (with respect to stock options) or base amount (with respect to stock appreciation rights) under such Company Stock Right, less any Taxes required to be withheld in accordance with Section 3.05. In the event that the per share exercise price (with respect to stock options) or base amount (with respect to stock appreciation rights) of such Company Stock Right is equal to or greater than the Merger Consideration, such Company Stock Right will be cancelled without consideration and have no further force or effect.

          (b)          At the Effective Time, each restricted stock unit award, restricted stock award, performance share unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock held, awarded, outstanding, or payable under any Company Stock Plan, other than Company Stock Rights and options issued under the ESPP to acquire shares of Company Common Stock (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and, except with respect to performance share unit awards that are forfeited at the Effective Time without payment in accordance with the terms and conditions of the applicable award agreements on the date hereof, converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereof), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award as of immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05, subject, however, with respect to holders of restricted stock awards, to any rights of such holder pursuant to Section 3.03. For purposes of this Section 3.07(b), the performance share unit awards that are forfeited at the Effective Time without payment shall include all performance share unit awards other than those performance share unit awards that vest at target level in accordance with the terms and conditions of the applicable award agreements in effect on the date hereof.

          (c)          At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and amendments and shall use reasonable best efforts to obtain any employee consents that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.07.

          (d)          The Company shall take all necessary and appropriate actions so that as of the Effective Time (i) there shall be no outstanding options issued or exercisable pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”), (ii) the ESPP shall terminate (without the commencement of any new offering or purchase periods thereunder), in accordance with the terms of the ESPP, and (iii) all Company Stock Plans shall terminate.

          Section 3.08     Treatment of Warrants. Each warrant to purchase shares of Company Common Stock that is listed on Section 3.08 of the Company Disclosure Letter (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Offer Closing shall terminate as of the Offer Closing in accordance with the terms of such Warrants.

ARTICLE IV
Representations and Warranties of the Company

          Except (i) as disclosed in the Annual Report on Form 10-K of the Company for the year ended January 28, 2012 (the “Company Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case, filed from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections (or similar sections specifically referencing the Private Securities Litigation Reform Act of 1995) of such reports) or (ii) as disclosed in the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) the relevance of which disclosure to the appropriate representation or warranty in this Article IV is reasonably apparent on its face without the necessity of repetitive disclosure or cross-reference, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

          Section 4.01     Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

          (a)          Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (except, in the case of any indirect

Subsidiary of the Company, where such failure to be in good standing may be remedied by making customary public filings and paying related fees that, in any event, are immaterial in amount) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. The Company has delivered, made available or offered for inspection to Parent a true, complete and correct copy of the articles of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of the minutes (or in the case of draft minutes, the most recent drafts thereof) of all meetings and all actions by written consent of the shareholders of the Company, the Company Board and each committee of the Company Board held since February 1, 2009; provided, that in each case, the Company shall have the right to redact from the minutes all discussions regarding, and other references to, the exploration of strategic alternatives, including negotiations with Parent and Merger Sub related to the transactions contemplated by this Agreement or any other Person regarding a similar transaction. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature or conduct of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and all such jurisdictions (other than jurisdictions of incorporation or organization) are set forth on Section 4.01(a) of the Company Disclosure Letter.

          (b)          Subsidiaries. Section 4.01(b) of the Company Disclosure Letter contains a complete and accurate list of each of the Subsidiaries of the Company and its place of organization, and the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly by the Company, have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, Subsidiaries of the Company (or of another direct or indirect Subsidiary of the Company), the Company and each of its Subsidiaries do not own, or hold the right to acquire, directly or indirectly, any capital stock of, or other equity or voting interests (including any partnership interest or joint venture interest) in, any Person. There are no contractual obligations of the Company or any of its Subsidiaries to make in the future any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Person other than a direct or indirect wholly-owned Subsidiary of the Company.

          Section 4.02     Capital Structure.

          (a)          Capital Stock. The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock and (ii) 1,000,000 preferred shares, par value $1.00 per share, of the Company (the “Company Preferred Stock”). As of the close of business on April 27, 2012 (the “Measurement Date”), (A) 116,825,954 shares of Company Common Stock were issued and outstanding, (B) 38,617,180 shares of Company Common Stock were issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. Since the Measurement Date, no shares of Company Common Stock or shares of Company Preferred Stock have been issued, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the Measurement Date. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock. Other than the Company Equity Awards, the Warrants, the Convertible Notes and the Top-Up Option, as of the date hereof, there are no outstanding, and there has not been reserved for issuance any, (A) shares of capital stock or other securities of the Company, (B) shares of capital stock or other securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock, voting securities or other ownership interests in the Company, (C) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in) the Company, (D) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any shares of capital stock or voting securities of or other ownership interests in the Company, in each case, that have been issued by the Company, or (E) equity equivalent interest in the ownership or earnings of the Company or other similar right (the items in clauses (A), (B), (C), (D) and (E), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Warrants, all outstanding Convertible Notes, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. Except as set forth in the Warrants, the indenture governing the Convertible Notes or the Company Stock Plans, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to or bound by any voting agreement, voting trust or other agreement or understanding with respect to any Company Securities or Company Subsidiary Securities, including the voting, purchase, transfer or registration thereof or preemptive rights with respect thereto.

          (b)          Stock Awards.

                        (i)          As of the close of business on the Measurement Date, an aggregate of 9,378,430 shares of Company Common Stock were subject to issuance pursuant to Company Stock Rights or Company Stock Awards granted under the Company’s 2010 Stock Award and Incentive Plan, 2004 Stock Award and Incentive Plan, 2003 Incentive Compensation Plan, 2003 Non-Employee Directors Compensation Plan, Non-Employee Directors Compensation Program, 2000 Associates’ Stock Incentive Plan, 1999 Associates’ Stock Incentive Plan, 1993 Employees’ Stock Incentive Plan and 1988 Key Employee Stock Option Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since the Measurement Date, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on the Measurement Date a complete and accurate list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (B) the exercise price, purchase price or similar pricing of such Company Equity Award, (C) the date on which such Company Equity Award was granted or issued, (D) with respect to Company Stock Rights, the date on which each such Company Stock Right expires and (E) the Company Stock Plan (if any) under which the Company Equity Award was granted or issued. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

                        (ii)          Except for the Company Stock Plans, Section 3.07 and as set forth on Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events.

          (c)          Voting Debt; Warrants. Except for the Convertible Notes, no bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date hereof, no options, warrants or other rights to acquire capital stock of the Company or any of its Subsidiaries, or any other contractual obligations of the Company or any of its Subsidiaries, are issued or outstanding that (without exercise or conversion, as applicable) provide to the holder thereof or counterparty thereto the right to vote on any matter on which shareholders or equityholders of the Company or any of its Subsidiaries may vote.

          (d)          Company Subsidiary Securities. As of the date hereof, there are no outstanding, and there has not been reserved for issuance any, (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for Voting Debt or shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by the Company or any of its Subsidiaries, or (iv) equity equivalent interest in the ownership or earnings of any Subsidiary of the Company or other similar right (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

          Section 4.03     Authority; Non-contravention; Governmental Consents.

          (a)          Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each other agreement and instrument required by this Agreement to be entered into and performed by the Company in connection with the transactions contemplated by this Agreement (collectively, with this Agreement, the “Company Transaction Documents”), and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of a majority of the votes cast by all shareholders entitled to vote on this Agreement (the “Requisite Company Vote”) if required by applicable Law, to consummate the transactions contemplated hereby. The authorization, execution, delivery and performance of this Agreement and each other Company Transaction Document by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by each Company Transaction Document, have been duly authorized by all necessary corporate action on the part of the

Company and the Company Board and no other corporate proceedings on the part of the Company or the Company Board are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote if required by applicable Law. If approval of the holders of Company Common Stock is required by applicable Law, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated by each Company Transaction Document. This Agreement and each other Company Transaction Document have been duly executed and delivered by the Company (or, in the case of any Company Transaction Document to be executed and delivered hereafter, each such Company Transaction Document will have been duly executed and delivered as of the Closing Date) and, assuming due execution and delivery by Parent and Merger Sub, this Agreement and each other Company Transaction Document constitute (or, in the case of any Company Transaction Document to be executed and delivered hereafter, each such Company Transaction Document will constitute) the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

          (b)          Non-contravention. The execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby or thereby, including the Offer and the Merger, do not and will not, directly or indirectly (with or without notice or the passage of time or both), (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents or any effective resolutions of the Company Board, any committee thereof or the shareholders of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote if required by applicable Law, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets in any material respect; (iii) contravene or conflict with, or result in any violation or breach of, the Charter Documents or any effective resolutions of the board of directors (or equivalent body), any committee thereof or the shareholders (or equivalent body) of any of the Company’s Subsidiaries; (iv) require any consent, approval or other action of any Person, that, if not granted or made, would result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a breach or default) under, any Company Material Contract described in Section 4.13(a)(i); (v) other than any required consents, approvals or other actions contemplated by clause (iv) above, conflict with, result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would become such a breach or default) under, any Company Material Contract described in Section 4.13(a)(i); (vi)

require any consent, approval or other action of any Person under, or conflict with, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a breach or default) under any Company Material Contract described in Sections 4.13(a)(ii) through (xxii), except, in the case of this clause (vi), for any conflicts, breaches or defaults, or where the failure to obtain any consents or approvals or take any actions, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (vii) result in the creation, imposition or modification of a Lien (other than Permitted Liens) on or with respect to any of the material properties or assets of the Company or any of its Subsidiaries.

          (c)          Governmental Consents. No consent, approval, order, exemption, authorization or other action of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any federal, state, local or foreign government, or any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental or quasi-governmental authority (including any governmental agency, branch, department, court or tribunal, or other entity) (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby or thereby, except for: (i) the filing of the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, (B) if required by applicable Laws, the letter to the shareholders of the Company, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), and (C) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the HSR Act or (B) any foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of NASDAQ; (v) the other Consents of Governmental Entities listed on Section 4.03(c) of the Company Disclosure Letter; and (vi) such other Consents with or to any state (other than the Commonwealth of Pennsylvania), local or foreign Governmental Entity which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)          Board Approval. The Company Board, by resolutions duly adopted by vote at a meeting of the Company Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i)

unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company’s shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in each case, in accordance with the BCL, (iii) if required by applicable Laws, directed that this Agreement be submitted to Company’s shareholders for adoption, and (iv) resolved to recommend that Company’s shareholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, adopt this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).

          (e)          Takeover Statutes. Except for an exemptive filing under the Pennsylvania Takeover Disclosure Law, no Takeover Statute (other than Sections 1921 through 1930 of the BCL and provisions of the BCL generally applicable to the powers of a corporation and the duties and powers of its board of directors in a takeover context, including Sections 1502(a)(18), 1525(b), 1715 and 2513) applies to the Company with respect to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement. The Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” (as such term is used in the BCL) with the Company as a result of this Agreement, the Offer, the Merger or the consummation of the other transactions contemplated hereby, without any further action on the part of the Company’s shareholders or the Company Board.

          Section 4.04     SEC Filings; Financial Statements; Internal Controls; Certain Loans.

          (a)          SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2010 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents (including any financial statements, schedules or exhibits included or incorporated by reference therein) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any reports, schedules, forms or other documents with the SEC.

          (b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Documents: (i) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (ii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects. Other than as disclosed in the Company SEC Documents, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

          (c)          Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

          (d)          Internal Controls. The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)          Reportable Condition; Material Weakness. Since January 1, 2010, the Company has not received any written notification of a (i) “reportable condition” or (ii)

“material weakness” in the Company’s internal controls over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date of this Agreement.

          (f)          SEC Correspondence. The Company has provided or made available to Parent copies of all correspondence sent to or received from the SEC by the Company or its Subsidiaries or their respective counsel or accountants on behalf of the Company since January 1, 2010. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents.

          (g)          Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

          (h)          Sarbanes-Oxley Act. Since January 1, 2010, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Since January 1, 2010, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

          (i)          Undisclosed Liabilities. The audited balance sheet of the Company dated as of January 28, 2012 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP or described in the notes thereto other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement, or (v) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          Section 4.05     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been or occurred any event, occurrence, fact, effect, development, condition or change that has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

          Section 4.06     Taxes.

          (a)          Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (giving effect to all extensions) all federal Tax Returns and material state, local or other Tax Returns required to be filed by them. Such Tax Returns were and are true, complete and correct in all material respects. All federal Taxes and material state, local or other Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely and fully paid or, where payment is not yet due, an adequate provision for such Taxes has been made in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all federal Taxes and material state, local or other Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Since the date of the Company’s most recent financial statements, no federal Taxes or material state, local or other Taxes have accrued with respect to the Company or any of its Subsidiaries other than Taxes arising in the ordinary course of business.

          (b)          Withholding. The Company and each of its Subsidiaries has, in all material respects, withheld, and paid over as required, each Tax required to have been withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

          (c)          Liens. There are no Liens for federal Taxes or material state, local or other Taxes upon any of the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established.

          (d)          Tax Deficiencies and Audits. No deficiency for any amount of federal Taxes or material state, local or other Taxes has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries during the past five (5) years and no such earlier deficiency remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.

          (e)          Tax Jurisdictions. From January 1, 2009 to the date hereof, no material claim has been made in writing by any taxing authority of a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction.

          (f)          Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of a change in accounting method or otherwise and there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method.

          (g)          Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (h)          Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

          (i)          Income Tax Returns. The Company has made available to Parent correct and complete copies of all federal and unitary and combined state income Tax Returns filed for Company and its Subsidiaries for the taxable years ended in January 2009, 2010, and 2011.

          (j)          Pending Tax Ruling Requests. Neither Company nor any of its Subsidiaries has requested a ruling in respect of Taxes during the past five (5) years from any Governmental Entity.

          (k)          Closing Agreements. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or issued with respect to the Company or any of its Subsidiaries, in each case, that will bind the Company or any of its Subsidiaries for any taxable period after the Closing.

          (l)          Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than one exclusively between or among the Company and its Subsidiaries).

          (m)        Consolidated Tax Groups. Neither the Company nor any of its Subsidiaries (i) has, since January 1, 2006, been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return, other than the affiliated groups of which the Company is the common parent corporation, or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.

          (n)          Entity Classification. The Company and all of its Subsidiaries are classified as corporations or as disregarded entities for U.S. federal income tax purposes.

          (o)          Unclaimed Funds. The Company and each of its Subsidiaries has, since January 1, 2009, complied in all material respects with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property.

          (p)          Tax Deferral. Neither the Company nor any of its Subsidiaries will be required to include in gross income of a taxable period ending on or after the Closing Date income or gain attributable to cash received, an account receivable that arose or an installment sale or other transaction that was consummated, in a prior taxable period, or an election under Section 108(i) of the Code that was made with respect to a prior taxable period.

          (q)          Customs Duties. The Company and each of its Subsidiaries has, since January 1, 2009, complied in all material respects with all statutes and regulations relating to customs duties and has fully paid all customs duties that were due.

          (r)          Tax Attributes. As of January 28, 2012, the amounts of the net operating loss carryovers, general business credit carryovers and charitable contribution limitation carryovers of the Company and its Subsidiaries for federal income tax purposes, and the unitary state net operating loss carryovers of the Company and its Subsidiaries, were as set forth on Section 4.06(r) of the Company Disclosure Letter, and no such attribute is subject to a limitation under Section 382 of the Code except as set forth on Section 4.06(r) of the Company Disclosure Letter.

          (s)          Excess Loss Accounts. The Company does not track the tax basis of its Subsidiaries as a matter of regular practice and does not have Knowledge of any material excess loss account, within the meaning of Treasury Regulations Section 1.1502-19, or similar account or amount under any state or local Tax law, that exists with respect to any Subsidiary of the Company.

          (t)          Deferred Intercompany Transactions. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material deferred gain or loss arising from a deferred intercompany transaction, within the meaning of Treasury Regulations Section 1.1502-13, or with respect to the stock or obligations of any member of the Company’s affiliated group, as provided for in Treasury Regulations Section 1.1502-13.

          Section 4.07     Intellectual Property.

          (a)          Certain Company-Owned IP. Section 4.07(a) of the Company Disclosure Letter contains a true, complete and accurate list, as of the date hereof, of all material Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including all registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing.

          (b)          Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), free and clear of all Liens (other than Permitted Liens), except for any such failures to own, be licensed or otherwise possess rights as would not have a Company Material Adverse Effect. Other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of rights in or to use any Company IP or payment of any additional amounts with respect to any Company IP, nor will the consummation of such transactions require the consent of any other Person in respect of any Company IP.

          (c)          Validity and Enforceability. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all material Company-Owned IP, and all such Company-Owned IP is valid and subsisting and, to the Knowledge of the Company, enforceable. All such Company-Owned IP that has been registered (or for which applications for registration are currently pending) has been properly maintained by all requisite filings, renewals and payments, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)          Company IP Agreements. Section 4.07(d) of the Company Disclosure Letter contains a true, complete and accurate list of all material Company IP Agreements, other than licenses for shrink-wrap, clickwrap or other similar commercially available off-the-shelf software that is licensed to the Company and/or a Subsidiary involving future one-time or annual fees of less than $150,000.

          (e)          IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened in writing: (i) alleging any infringement,

misappropriation or other violation of the Intellectual Property of any Person by or on behalf of the Company or any of its Subsidiaries; (ii) alleging infringement, misappropriation or other violation of any of the Company IP by the Company or any of its Subsidiaries against any Person; or (iii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights to use any Company IP (including interference, reexamination, opposition, nullity or cancellation proceedings) that, in the case of clauses (i) through (iii), if settled or adversely determined, in each case, would reasonably be expected to result, individually or in the aggregate, in material liability or cost to the Company or the loss or impairment of material rights in or to any of the material Company IP. The operation of the business and the exploitation of products thereof has not and does not in any material respect infringe on or misappropriate the Intellectual Property rights of any other Person. Neither the Company nor any of its Subsidiaries has received any written claim or request that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any other Person), and neither the Company nor any of its Subsidiaries has received in writing any claim or notice of any such infringement claims, except for such infringement, claims or notices thereof that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not subject to any outstanding Order, settlement agreement or covenant not to sue that limits, restricts or impairs in any manner any material rights of the Company or any of its Subsidiaries to use, license, transfer or enforce of any Company-Owned IP.

          (f)          Confidentiality; Assignment. The Company and its Subsidiaries have taken all commercially reasonable steps to maintain and protect the secrecy, confidentiality and value of all material proprietary information and trade secrets used in the Company’s and its Subsidiaries’ businesses, including requiring all consultants and contractors with access to trade secrets or proprietary information of the Company or any of its Subsidiaries to execute binding confidentiality agreements and, to the Knowledge of the Company, no such consultant or contractor is in breach of any such confidentiality agreement.

          (g)         Grant of Rights. Neither the Company nor any of its Subsidiaries has granted to any Person an exclusive license or equivalent right with respect to any Company-Owned IP, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

          (h)          Privacy Practices. The Company’s and its Subsidiaries’ practices are, and since January 1, 2010 have been, in compliance in all material respects with their then-current privacy policies, including the privacy policies posted on the Company’s and its Subsidiaries’ websites. The Company and its Subsidiaries have conducted their businesses and maintained their data at all times since January 1, 2010 in compliance in all material respects with all applicable Laws, including the Payment Card Industry Data Security Standard, the Fair Credit Reporting Act and the Graham-Leech Bliley Act.

          (i)          Data Storage and Usage. All data which has been collected, stored, maintained or otherwise used by the Company and any of its Subsidiaries has been collected, stored, maintained and used in compliance in all material respects with all applicable U.S. and foreign Laws. None of the Company or any of its Subsidiaries has received written notice of noncompliance with applicable data protection Laws. The Company and its Subsidiaries have made all material registrations that Company and its Subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due as of the date hereof and the Closing Date duly made.

          (j)          Information Assets. The Company and its Subsidiaries have implemented commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. There has been no breach of security involving any information assets.

          (k)          Proprietary Software. The Company Proprietary Software has not been delivered or made available to any Person (other than the Company or any of its Subsidiaries and employees of the Company or any Subsidiaries and any other Persons in connection with their provision of services to the Company or any of its Subsidiaries) in source code form, and the Company and its Subsidiaries have not agreed to, or undertaken to provide, the Company Proprietary Software in source code form to any other Person. There are no third parties entitled to: (i) be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the source code for the Company Proprietary Software or (ii) receive the source code for the Company Proprietary Software (including receiving the source code as a result of an event (including a change of control of ownership of the Company or any of its Subsidiaries, bankruptcy of the Company or any of its Subsidiaries or otherwise) under an escrow arrangement or otherwise).

          Section 4.08     Compliance; Permits.

          (a)          Compliance. The Company and each of its Subsidiaries is and, since January 1, 2010, has been in compliance in all material respects with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. None of the Company or any of its Subsidiaries has, since January 1, 2009, been threatened in writing to be charged with or been given any written notice of, nor, to the Company’s Knowledge, is under investigation with respect to, any violation of any applicable Law, other than any such that have been resolved or as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (b)          Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, certificates, consents and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2010, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Permits necessary for the Company and its Subsidiaries to operate their respective businesses as currently conducted are in full force and effect, except for any Permits for which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2010, none of the Company or any of its Subsidiaries has received written notice that the Person issuing or authorizing any material Permit intends to terminate, or will not renew or reissue, any material Permit upon its expiration.

          Section 4.09     Litigation. There is no claim, action, suit, arbitration, proceeding or governmental investigation (each, a “Legal Action”), overtly pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses or any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, in each case, by or before any arbitrator or Governmental Entity, that (i) if settled or adversely determined, would reasonably be expected to result in a settlement or adverse judgment in an amount (including reasonable attorney’s fees) in excess of $500,000, or (ii) challenges any Company Transaction Document or the transactions contemplated thereby. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling, award or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary or permanent (“Order”), which would be reasonably expected to prevent, delay or materially and adversely affect the Company’s ability to consummate the transactions contemplated by any Company Transaction Document. As of the date of this Agreement, there is no material Legal Action by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

          Section 4.10     Employee Matters.

          (a)          Section 4.10(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all “employee benefit plans” as defined in Section 3(3) of ERISA, and all other material medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements (including material employment, consulting and collective bargaining agreements) policies, trust funds or any other similar arrangements (whether written or unwritten, insured or self-insured) established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any of its Subsidiaries or any ERISA

Affiliate for the benefit of any current or former employee, director or other service provider of the Company or any of its Subsidiaries or their beneficiaries (each, a “Company Employee”), or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any material Liability (contingent or actual) (collectively, together with any such agreements that are not material, the “Company Employee Plans”).

          (b)          As of the date hereof, the Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Employee Plan (other than documents relating to agreements that are not material, whether individually or in the aggregate), including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the three (3) most recent actuarial reports (if any) for each Company Employee Plan; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written contracts, instruments or agreements relating to each Company Employee Plan (other than a Company Employee Plan that is not material), including administrative service agreements and group insurance contracts (if any) with respect to each such Company Employee Plan; (vi) the most recent IRS determination or opinion letter (if any) issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) any and all filings pending or made within the past three (3) years under the IRS’ Employee Plans Compliance Resolution System (“EPCRS”) or any of its predecessors or the Department of Labor Delinquent Filer Program or other government correction program with respect to any Company Employee Plan, and any documents relating to the self-correction of any Company Employee Plan made within the past three (3) years under EPCRS or other government correction program.

          (c)          All Company Employee Plans (other than agreements that are not individually or in the aggregate material) comply in form and have been maintained and administered in all material respects in compliance with their terms and applicable Laws, including the provisions of ERISA and the Code. With respect to each Company Employee Plan, (i) each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that caused or, to the Knowledge of the Company, would reasonably be expected to cause the loss of such qualification; (ii) all contributions required under the terms of each Company Employee Plan (including any collective bargaining agreement or other agreement) or under applicable Law have been made within the time required by such Laws, the terms of such Company Employee Plan and GAAP, as applicable; (iii) there have been no “prohibited transactions” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA), and, to the Knowledge of the Company, none are reasonably expected to occur, with respect to any Company Employee Plan (other than those for which an administrative, statutory or regulatory exemption is available);

(iv) there are no material inquiries, proceedings, claims or suits pending or, to the Knowledge of the Company, threatened in writing against any Company Employee Plan (other than claims for benefits and appeals of such claims), or, with respect to their capacities in relation to the Company Employee Plans only, against any trustee or fiduciaries of the Company Employee Plans, any employee, director or other service provider of the Company or its Subsidiaries (whether current or former or retired), or any of the assets of any trust of any of the Company Employee Plans; (v) except as set forth on Section 4.10(c)(v) of the Company Disclosure Letter, no Company Employee Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or any other Governmental Entity, and no such audit completed in the last two (2) years, if any, has resulted in the imposition of any material Tax or penalty; (vi) with respect to each Company Employee Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any ERISA Affiliate currently has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time; and (vii) there are no loans by the Company or any of its Subsidiaries to any of their respective executive officers or directors, except to the extent such loans were made consistent with the terms of a plan that is intended to be a “qualified plan” for purposes of Section 401(a) of the Code.

          (d)          Except as set forth on Section 4.10(d) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any ERISA Affiliate, or any of their predecessors, contributes (or is obligated to contribute) to a “multiemployer plan” (as such term is defined in ERISA Section 3(37)), a “defined benefit plan” (as such term is defined in ERISA Section 3(35)) or any “single-employer plan” (as such term is defined in ERISA Section 4001(a)(15)) and, during the six-year period ending on the Effective Time, none of the Company, any of its Subsidiaries or any ERISA Affiliate, or any of their predecessors, has contributed or been obligated to contribute to, or has had any material liabilities (contingent or otherwise) under, such a plan.

          (e)          Except as otherwise provided in this Agreement, the consummation of the transactions contemplated herein, alone or in combination with any other event, will not give rise to any material liability, whether individually or in the aggregate, under any Company Employee Plan, including (i) entitling any Company Employee to severance pay or any other payment upon termination or (ii) accelerating the time of payment or vesting of, or increase the amount of, compensation or benefits due to any such individual. No amount payable (whether in cash or property or the vesting of property) as a result of the consummation of the Merger to any employee, director or other service provider of the Company or any of its Subsidiaries under any Company Employee Plan or otherwise would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the

Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. The Company has provided materially correct estimates (based on the assumptions stated in such estimates) of the following to Parent: (A) the maximum amount that could be paid to each individual who could reasonably be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) entitled to receive a “parachute payment” (as such term is defined in Treasury Regulations Section 1.280G-1) in connection with the Merger under all employment, severance and termination agreements currently in effect and under all other compensation arrangements and Company Employee Plans currently in effect, assuming that the individual’s employment with the Company or its Subsidiaries is terminated immediately following the Effective Time, (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement, and (C) the vesting schedule (including any acceleration provisions with respect thereto) for each outstanding Company Stock Right and Company Stock Award or other equity award held by each such individual as of the date of this Agreement.

          (f)          Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Company Employee Plan that is not intended to be qualified under Section 401(a) of the Code that are not fully reflected on the Company’s financial statements. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in all material respects in compliance with Section 409A of the Code and, if any amendments were reasonably necessary, has been timely amended to comply with Section 409A of the Code.

          (g)           No Taxes have been incurred by any Company Employee Plan and no events have taken place that would subject any Company Employee Plan to any Tax under Section 4980B of the Code or under Section 4980D of the Code. All Company Employee Plans have been operated in all material respects in compliance, including documental compliance, with all requirements applicable to each individual plan under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010) and under Part 7 of ERISA. Neither the Company nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate has incurred a Tax under Section 5000(a) of the Code which is or could reasonably be expected to become a Liability of the Company or an ERISA Affiliate.

          (h)          Other than such continuation of benefit coverage under group health plans as is required by applicable Law, no Company Employee Plan provides and neither the Company nor any of its Subsidiaries maintains any other arrangement or plans providing for post-retirement health and welfare benefits for any current or former Company Employee or any beneficiary of any such employee after the employee’s termination of employment.

          (i)          None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any employee, director or other service provider of the Company or any of its Subsidiaries, has made any promises or commitments to create any additional Company Employee Plan or to modify or change in any material way any existing Company Employee Plan.

          (j)          Except as would not be expected to give rise to a material liability, individually or in the aggregate, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or its Subsidiaries is not an employee under applicable federal Law or Company Employee Plan purposes; (ii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Employee Plan; and (iii) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

          (k)         Each Company Stock Right (i) has an exercise or base price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Right has had its exercise date or grant date delayed or “back-dated” and (iii) all Company Stock Rights have been issued in compliance in all material respects with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

          (l)          Except as set forth on Section 4.10(l) of the Company Disclosure Letter, no Company Employee Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States. With respect to each Company Employee Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

          (m)        Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, wages and hours of work, employee health and safety, worker’s compensation, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same and immigration with respect to Company Employees; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (n)          Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, trade union or work council with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened in writing or has occurred since January 1, 2009. To the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened in writing or has occurred since January 1, 2009. As of the date hereof, none of the Company Employees are represented by a labor organization, trade union or work council and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries or at any Company Employees.

          (o)          Labor and Employment Claims. There are no (and during the past three (3) years there have not been any) Legal Actions or labor grievances pending, or the Knowledge of the Company, threatened in writing relating to any employment-related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law, other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          Section 4.11     Real Property and Personal Property Matters.

          (a)          Owned Real Estate. The Company or one of its Subsidiaries has good and marketable fee simple title to each parcel of Owned Real Estate, free and clear of all Liens other than the Permitted Liens. Section 4.11(a) of the Company Disclosure Letter contains a complete and accurate list of the street address of each parcel of Owned Real Estate and, except as disclosed on Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any other real property in fee simple. Section 4.11(a) of the Company Disclosure Letter contains a complete and accurate list of the most recent title insurance policies issued to the Company or any of its Subsidiaries relating to the Owned Real Estate. To the Company’s Knowledge, there are no tax abatements or exemptions specifically affecting any Owned Real Estate. Except as set forth on Section 4.11(a) of the Company Disclosure Letter, the Company or one of

its Subsidiaries is in possession of each parcel of Owned Real Estate, and neither the Company nor any of its Subsidiaries currently leases to any third party or allows any third party to occupy all or any part of the Owned Real Estate. The Company has provided or made available to Parent true, complete and correct copies of the most recent tax bills for each parcel of Owned Real Estate. No Owned Real Estate is comprised of or includes a tax lot that also encompasses property that is not wholly a part of such Owned Real Estate. There is no condemnation, eminent domain or similar Legal Action affecting any Owned Real Estate or any portion thereof overtly pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. The Company has not received any written notice of any action, claim or proceeding that is reasonably likely to result in the termination of the existing access to any parcel of Owned Real Estate.

          (b)          Leased Real Estate. Except as are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of Leased Real Estate, free and clear of all Liens other than Permitted Liens. Section 4.11(b) of the Company Disclosure Letter contains a complete and accurate list of the street address of each parcel of Leased Real Estate (other than Leased Real Estate subject to a Store Lease) and the identification of the lessee and lessor thereunder and, except as disclosed on Section 4.11(b) of the Company Disclosure Letter and except for the Store Leased Real Estate, neither the Company nor any of its Subsidiaries is the lessee or sublessee of any real property. The Owned Real Estate and the Leased Real Estate comprise all of the material real property used in the business of the Company and its Subsidiaries (other than adjunct facilities that are not material to the business of the Company and its Subsidiaries (e.g., storage lockers)). Section 4.11(b) of the Company Disclosure Letter contains a complete and accurate list of the most recent title insurance policies issued to the Company or any of its Subsidiaries relating to the Ground Leased Real Estate. Each Lease (except to the extent it has previously expired in accordance with its terms) is valid and in full force and effect, and constitutes a valid and binding obligation of the Company or its applicable Subsidiary and, to the Company’s Knowledge, each other party thereto, enforceable against the Company or its applicable Subsidiary and, to the Company’s Knowledge, each other party thereto in accordance with its terms in all material respects, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity. The Company or one of its Subsidiaries is in possession of each parcel of Leased Real Estate and neither the Company nor any of its Subsidiaries currently leases to any third party or allows any third party to occupy all or any part of the Leased Real Estate. Except as are not and would not reasonably be expected to be material, individually or in the aggregate to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries is or is alleged to be in violation of any Lease or in default in respect thereof, nor has there occurred any event or condition which (with or without notice or lapse of time or both)

would constitute a violation thereof or a default thereunder, and (ii) to the Company’s Knowledge, no other party to any Lease is or is alleged to be in violation thereof or in default in respect thereof in any material respect, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation thereof or a material default thereunder. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of termination or cancellation of any Lease (except upon expiration thereof in accordance with its terms), or written notice of a material breach or default under any Lease which remains uncured. Except as otherwise provided in Section 4.11(c) in connection with the Store Leases, the Company has provided or made available to Parent true, complete and correct copies of each Lease affecting any Leased Real Estate, including all amendments and supplements thereto. None of the Leases is guaranteed by a third party other than the Company. Except for (A) the Store Leases, (B) Leases in respect of properties that constitute less than 1,000 square feet, or (C) as set forth on Section 4.11(b) of the Company Disclosure Letter, none of the rights of the Company or any of its Subsidiaries under any Lease will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement, and upon consummation of the Merger, the Surviving Corporation will have succeeded to all of the rights, title and interest of the Company or its Subsidiaries either directly or indirectly by ownership of the Company’s Subsidiaries under each such Lease. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, none of the rights of the Company or any of its Subsidiaries under any Store Lease will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement, and upon consummation of the Merger, the Surviving Corporation will have succeeded to all of the rights, title and interest of the Company or its Subsidiaries either directly or indirectly by ownership of the Company’s Subsidiaries under each Store Lease. To the Company’s Knowledge, there are no material tax abatements or exemptions specifically affecting the Ground Leased Real Estate. There is no condemnation, eminent domain or similar Legal Action affecting any Ground Leased Real Estate or any portion thereof overtly pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. The Company has provided or made available to Parent true, complete and correct copies of the most recent tax bills for each parcel of Ground Leased Real Estate. No Ground Leased Real Estate is comprised of or includes a tax lot that also encompasses property that is not wholly a part of such Ground Leased Real Estate. The Company has not received any written notice of any action, claim or proceeding that is reasonably likely to result in the termination of the existing access to the Ground Leased Real Estate.

          (c)          Disclosure with respect to Store Leases. Notwithstanding the foregoing provisions of Section 4.11(b), (i) the Company Disclosure Letter does not contain a list of the street address of each parcel of Store Leased Real Estate or the identity of the lessor and lessee thereunder, (ii) the Company and/or certain of its Subsidiaries is the lessee or sublessee of the Store Leased Real Estate in addition to the Leased Real Estate listed in Section 4.11(b) of the Company Disclosure Letter and (iii) the Company has not provided Parent with copies of each Store Lease, other than as required under the Confidentiality Agreement Addendum referenced in Section 4.11(d).

          (d)          Opus Report. Pursuant to the Opus Addendum to Confidentiality Agreement dated December 15, 2011 (the “Confidentiality Agreement Addendum”), between the Company and Opus Law Group PLLC (“Opus”), the Company has provided the Opus Report referred to therein. The information set forth in the Opus Report (as defined in the Confidentiality Agreement Addendum) is, as of the date thereof, true, correct and complete in all material respects with respect to all of the Store Leases covered therein. Any additional information and/or materials provided or made available prior to, on or after the date hereof by the Company to Opus and/or Parent, including Store Leases, pursuant to the Confidentiality Agreement Addendum, are, and to the extent provided after the date hereof, shall be, true, correct and complete in all material respects.

          (e)          Occupancy Agreements. There are no leases, license agreements, occupancy agreements or other rights of occupancy affecting or relating to Real Estate with respect to which the Company or one of its Subsidiaries is the landlord or licensor, either pursuant to any agreement or as successor to any prior landlord or licensor.

          (f)          Personal Property. The Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all material personal property owned or leased by it, free and clear of all Liens, other than Permitted Liens.

          Section 4.12     Environmental Matters. All references in this Section 4.12 to the Company (except when used with respect to “Knowledge”) shall include each entity comprising the Company and any Subsidiaries thereof.

                        (a)          All of the operations of the Company and any Predecessors thereof, including at or from any Real Estate or any real property formerly owned, used, leased or operated by the Company or any Predecessors thereof (the “Former Real Estate”), comply, and have at all times since January 1, 2009 been in compliance, in all material respects with all applicable Environmental Laws. Since January 1, 2009, neither the Company nor, to the Knowledge of the Company, any Predecessors of the Company or other Person has engaged in, authorized or allowed any operations or activities upon any of the Real Estate or Former Real Estate for the purpose of or in any way involving the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation, emission, dumping or release of any Hazardous Materials at, on or under the Real Estate or the Former Real Estate, except in material compliance with all applicable Environmental Laws.

                        (b)          Neither the Real Estate nor, to the Knowledge of the Company, the Former Real Estate contains any Hazardous Materials in, on, under or at it in concentrations that would currently violate Environmental Laws in any material respect or impose material Environmental Liabilities on the Company requiring any investigation, corrective action, remediation, monitoring, removal or closure relating to any Hazardous Materials in, on, under or at such Real Estate or Former Real Estate. None of such Real Estate nor, to the Knowledge of the Company, any Former Real Estate is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state.

                        (c)          The Company has not received written notice of, and there is no Legal Action pending, or to the Knowledge of the Company, threatened in writing, against the Company, alleging any Environmental Liability. The Company is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Environmental Liability.

                        (d)          The Company has all material Permits necessary for the conduct of its business and operations that are required under applicable Environmental Laws and is in material compliance with the terms and conditions of all such Permits.

                        (e)          The Company has provided or made available to Parent all material environmental reports, assessments, audits, studies, investigations and data in its custody or possession concerning the Company and its assets and the Real Estate and Former Real Estate.

                        (f)          None of the transactions contemplated by this Agreement or the Company Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental transfer law, including the New Jersey Industrial Site Recovery Act (N.J.S.A. § 13:1K-6, et seq.), as amended, and any rules or regulations promulgated thereunder and any successor laws and regulations, including the New Jersey Site Remediation Reform Act (N.J.S.A. § 58:10C-1, et seq.) and the Connecticut Real Property Transfer Act (C.G.S.A. 22a 134 et seq.), except as would not reasonably be expected to prevent, delay, impede or negate the consummation of the transactions contemplated by this Agreement.

                        (g)          The Company and its products are and at all times since January 1, 2009 have been in compliance in all material respects with all applicable requirements under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65).

                        (h)          None of the matters disclosed on the Company Disclosure Letter or in the Company SEC Reports with respect to this Section 4.12, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          Section 4.13     Material Contracts.

          (a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound (excluding any Store Leases and excluding any Contract or agreement solely between or among the Company and/or one or more of its Subsidiaries):

                        (i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

                        (ii)         any Contract that purports to limit in any respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location or industry;

                        (iii)        any Contract that contains any provision that requires the purchase of all (or substantially all) of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

                        (iv)        any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

                        (v)         any Contract that creates a partnership, joint venture or similar arrangement with respect to any business of the Company;

                        (vi)        any Contract with the Company’s top twenty (20) suppliers based upon dollar volume during the year ended January 28, 2012, on a consolidated basis, other than individual purchase orders entered into pursuant to a master sourcing agreement;

                        (vii)       any Contract that is a collective bargaining or employee association agreement;

                        (viii)      any indenture, credit agreement, loan agreement, security agreement, guarantee, pledge, note, mortgage, letter of credit or other Contract evidencing indebtedness, whether secured or unsecured;

                        (ix)        any Contract for the sale of any of the Company’s assets or properties after the date of this Agreement outside the ordinary course of business consistent with past practice;

                        (x)          any Contract with respect to the acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any of its Subsidiaries has any continuing indemnification, “earn-out” or other contingent payment obligation, in each case that could result in a payment or payments in excess of $250,000;

                        (xi)         any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the Charter Documents of the Company or any of its Subsidiaries);

                        (xii)        any settlement or conciliation Contract or similar Contract with a Governmental Entity or Order or Consent of any Governmental Entity to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries;

                        (xiii)       any Contract with a Governmental Entity;

                        (xiv)       any broker, distributor, dealer, agency, promotion, market research, e-commerce, consulting or advertising Contract that involves aggregate payments of more than $500,000, other than any such Contracts cancellable without payment of a penalty or premium on less than 30 days notice;

                        (xv)        any Contract with an independent contractor or consultant that involves aggregate annual payments of more than $250,000, other than any such Contracts cancellable without payment of a penalty or premium on less than 30 days notice;

                        (xvi)       any employment Contract, non-competition Contract or similar Contract with the Company’s present or former officers, directors or employees, or Persons related to one or more of or that is an Affiliate of one of the foregoing, in each case that would involve future payments by the Company in excess of $50,000 per annum, other than (A) any such Contracts cancellable without payment of a penalty or premium on less than 30 days notice or (B) severance pay in accordance with the Company’s existing severance policies;

                        (xvii)      any Contract for capital expenditures providing for payment in excess of $500,000 that is not contemplated by the Company’s capital expenditure budget, which has been provided or made available to Parent;

                        (xviii)     any Contract relating to or evidencing capitalized lease obligations of, for the benefit of, or payable to the Company or any of its Subsidiaries (or any guaranty of capitalized lease obligations by the Company or any of its Subsidiaries) providing for annual payments in excess of $250,000;

                        (xix)       any Contract relating to the rental or use of equipment, involving payment of fixed or contingent rentals or sums in excess of $250,000 per annum;

                         (xx)       any Contract not made in the ordinary course of business, consistent with past practice and which is material to the Company and its Subsidiaries, considered in the aggregate;

                         (xxi)     any material Company IP Agreement; and

                         (xxii)    any other Contract (other than any Contract not required to be disclosed pursuant to another subsection of this Section 4.13(a) because it fails to meet the minimum dollar threshold required for disclosure, any Company Transaction Document or purchase orders) under which the Company or any of its Subsidiaries is reasonably likely to make or is reasonably likely to receive payments in excess of $1,000,000 in the aggregate, other than any such Contract cancellable without payment of a penalty or premium on 60 days or less notice and any such Contract terminable or cancellable without payment of a penalty or premium on an annual or other basis prior to such $1,000,000 payment threshold being exceeded.

          (b)          Schedule of Material Contracts; Documents. Section 4.13(b) of the Company Disclosure Letter sets forth a true, complete and accurate list as of the date hereof of all Company Material Contracts. The Company has made available to Parent true, correct and complete copies of all Company Material Contracts, including any amendments thereto. Subject to any applicable confidential treatment request, all Contracts that are required to be described in the Company SEC Documents or required to be filed as exhibits thereto have been described or filed as required.

          (c)          Full Force and Effect. Each of the Company Material Contracts (i) is the legal, valid and binding obligation of the Company or the Subsidiary of the Company party thereto, and to the Company’s Knowledge, the other parties thereto, and (ii) is enforceable against the Company or the applicable Subsidiary and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

          (d)          No Breach. Except for such violations, breaches, failures to perform and other defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has breached, defaulted under or violated any provision of (and no event has occurred or not occurred that through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any third Person, that with notice or the lapse of time or both would constitute a breach or violation of or default under), or failed to perform any obligation required under the provisions of, any Company Material Contract.

          Section 4.14     Bank Accounts. Section 4.14 of the Company Disclosure Letter sets forth a true, correct and complete list of all bank accounts maintained by the

Company and its Subsidiaries (other than any bank accounts (a) maintained by the Company or any of its Subsidiaries solely for petty cash or similar purposes or (b) with less than $25,000 on deposit therein).

          Section 4.15     Suppliers. Section 4.15 of the Company Disclosure Letter sets forth a true, correct and complete list (a) of the names of the top twenty (20) largest suppliers by cost dollar volume of merchandise inventory purchased by the Company and its Subsidiaries during the most recent full fiscal year and (b) indicates the cost dollar volume purchased by the Company and its Subsidiaries from each supplier during such fiscal year. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any bonding or other financial security arrangements in connection with any transactions with any supplier in the ordinary course of its respective business. Since December 31, 2011, there has been no termination of the business relationship of the Company or any of its Subsidiaries with any such supplier required to be listed in Section 4.15 of the Company Disclosure Letter, nor has any such supplier indicated in writing an intent to so terminate its business relationship with the Company or any of its Subsidiaries.

          Section 4.16     Inventory. All inventory reflected on the Company Balance Sheet is, as of the date of the Company Balance Sheet, in all material respects, of a quality and quantity generally maintained and sold by the Company and its Subsidiaries in the ordinary course of business, net of reserves determined in accordance with GAAP in the amounts reflected on the Company Balance Sheet. The future purchase commitments of the Company and its Subsidiaries with respect to the store brands identified on Section 4.16 of the Company Disclosure Letter do not exceed six (6) months’ of anticipated needs for any of the Company’s brands (as such commitments may be reduced for existing planned store closures) in the ordinary course of business.

          Section 4.17     Insurance. Section 4.17 of the Company Disclosure Letter contains a true, complete and correct list of all material policies of insurance existing on the date hereof relating to the assets of the Company and its Subsidiaries and the business and employees of the Company and its Subsidiaries (except for any such policies maintained to provide benefits to employees under a Company Employee Plan). All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from the Company and its Subsidiaries prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date of this Agreement. There is no material insurance claim by the Company or any of its Subsidiaries pending under any of the policies.

          Section 4.18     Affiliated Transactions. The Company has no Knowledge that any current or former officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries is a party to any material Contract or transaction with the Company or any of its Subsidiaries or has any material interest in any material asset or property used by the Company or any of its Subsidiaries or in a Person that is party to any Company Material Contract.

          Section 4.19     Information in the Proxy Statement. The Company Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger (the “Company Shareholders Meeting”), and at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

          Section 4.20     Information in the Offer Documents and the Schedule 14D-9. The written information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

          Section 4.21     Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a signed copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Company Common Stock.

          Section 4.22     Brokers’ and Finders’ Fees. Except for fees payable to Barclays Capital Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed on Section 4.22 of the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 4.23     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in the electronic data room for Project Chrysalis run by Merrill Corporation and maintained by the Company for purposes of the Offer, the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

          Section 5.01     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature or conduct of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 5.02     Capital Structure of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

          Section 5.03     Authority; Non-contravention; Governmental Consents.

          (a)          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each other agreement and instrument required by this Agreement to be entered into and performed by Parent or Merger Sub in connection with the transactions contemplated by this Agreement (collectively, with this Agreement, the “Parent Transaction Documents”) and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each other Parent Transaction Document by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by each Parent Transaction Document have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement and each other Parent Transaction Document have been duly executed and delivered by Parent and Merger Sub, as applicable (or, in the case of any Parent Transaction Document to be executed and delivered hereafter, each such Parent Transaction Document will have been duly executed and delivered as of the Closing Date) and, assuming due execution and delivery by the Company, this Agreement and each other Parent Transaction Document constitute (or, in the case of any Parent Transaction Document to be executed and delivered hereafter, each such Parent Transaction Document will constitute) the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

No vote of any of the holders of capital stock of Parent is required to authorize or consummate the transactions contemplated by this Agreement.

          (b)          Non-contravention. The execution, delivery and performance of this Agreement and the other Parent Transaction Documents by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, including the Offer and the Merger, do not and will not directly or indirectly (with or without the giving of notice or the passage of time or both): (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub or any effective resolutions of the board of directors of Parent or Merger Sub or any committee thereof; (ii) subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 5.03(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of the respective properties or assets owned, used or purported to be owned or used by them; (iii) require any consent, approval or other action of any Person under, or conflict with, result in any breach of or constitute a default (or an event that with or without the giving of notice or lapse of time or both would become a breach or default) under, any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation, imposition or modification of any Lien (other than Permitted Liens) on or with respect to any of the material properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any contraventions, conflicts, violations, breaches, defaults or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)          Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents or the consummation by Parent and Merger Sub of the Offer, the Merger and other transactions contemplated hereby or thereby, except for: (i) the filing of the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 5.04     Information in the Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives supplies in writing to the Company for use in the Company Proxy Statement, if any (and any

amendment or supplement thereto), at the date such Company Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Section 5.05     Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

          Section 5.06     Financing. Parent has, or will have as of the Offer Closing, and will cause Merger Sub to have, at the Offer Closing and prior to the Effective Time, sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent has delivered to the Company a true, correct and complete copy of the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Commitment Letter, by its terms, shall remain in effect through at least November 1, 2012. The Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent as of the date hereof, the other parties thereto. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters, complete copies of which have been provided to the Company (in the case of such fee letters, with only the fee amounts and certain other terms (none of which concern or would adversely affect the amount, availability, timing or conditionality of (or contain any conditions precedent to) the Financing) redacted)) relating to the Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of the Commitment Letter. Assuming the accuracy in all material respects of the representations and warranties set forth in Article IV and compliance by the Company with its covenants and agreements hereunder in all material respects, as of the date of this Agreement neither Parent nor Merger Sub has any reason to believe that Merger Sub would be unable to satisfy on a timely basis any term or condition of the Commitment Letter required to be satisfied by it. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. As of the date hereof, Parent has no knowledge of any direct or indirect limitation or other restriction on the ability of the lender parties to the Commitment Letter to provide financing for other potential purchasers of the Company.

          Section 5.07     Legal Proceedings. There is no Legal Action pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries, including Merger Sub, or any of their respective assets, nor is there any Order imposed upon Parent or any of its Subsidiaries, including Merger Sub, whether temporary, preliminary or permanent, which would reasonably be expected to prevent, delay or materially and adversely affect Parent or Merger Sub’s ability to consummate the transactions contemplated by any Parent Transaction Document.

          Section 5.08     Absence of Certain Agreements. Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), (a) with any officer or director of the Company in connection with any of the transactions contemplated by this Agreement or (b) pursuant to which (i) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or any shareholder of the Company (A) agrees to tender its shares of Company Common Stock in the Offer or to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal or (ii) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Offer or the Merger. Parent has, prior to the date of this Agreement, delivered or made available to the Company a complete and correct copy (or, in the case of any oral agreement or arrangement, a written summary) of any agreement or arrangement required to be disclosed by Parent to the Company pursuant to the preceding sentence.

          Section 5.09     BCL Section 2553. Neither Parent or Merger Sub is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested shareholder” of the Company as defined in Section 2553 of the BCL. As of the date hereof, none of Parent, Merger Sub or other Affiliates of Parent, owns any Company Common Stock, whether beneficially or of record.

          Section 5.10     Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) or is the owner of record of any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

          Section 5.11     Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company could become liable or obligated.

          Section 5.12     Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof, they and their Representatives (a) have received access to (i) such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV.

          Section 5.13     No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any representation or warranty, express or implied.

ARTICLE VI
COVENANTS

          Section 6.01     Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the first date on which Parent shall have exercised rights under Section 1.03 to designate at least a majority of the Board, except as expressly permitted by this Agreement, as set forth on Section 6.01 to the Company Disclosure Letter or as required by applicable Law or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), conduct its business in all material respects in the ordinary course of business, consistent with past practice (including with respect to future purchase commitments for each of the Company’s brands; provided that such future purchase commitments will be reduced appropriately to account for any planned store closures) and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain and preserve intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships and goodwill with customers, suppliers, lessors, distributors, licensors, licensees and other Persons having material business relationships with it or its Subsidiaries (it being agreed and understood that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed to be a breach of the foregoing unless such action would constitute a breach of such other provision of this Agreement). Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement or as set forth on Section 6.01 of the Company Disclosure Letter, the relevance of which disclosure to the appropriate subsection in this Section 6.01 is reasonably apparent on its face without the necessity of repetitive disclosure or cross-reference, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)          amend or propose to amend its or any of its Subsidiaries’ Charter Documents;

          (b)          (i) adjust, split, combine, reclassify or make any like change in any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities (other than the Convertible Notes as contemplated by the terms thereof) or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities (other than dividends from a direct or indirect wholly owned Subsidiary of the Company to its parent);

          (c)          issue, deliver, sell, pledge, dispose of, transfer, modify or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (iii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement, or (iv) the issuance of shares of Company Common Stock upon the conversion of Convertible Notes;

          (d)          (i) except as required by applicable Law or required or permitted by any Company Employee Plan or written Contract existing prior to the date of this Agreement that has been disclosed or made available to Parent, increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors or officers, other than increases in compensation made in the ordinary course of business consistent in all material respects with past practice, or enter into any new or amend in any material respect, any existing employment or consulting, bonus, severance, retirement, retention, change in control or similar agreement with any of its past or present officers, directors or consultants or establish, adopt, enter into, amend, terminate or take any action to accelerate any material rights under any Company Employee Plans or collective bargaining agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than amendments and contributions required by Law or the terms of such Company Employee Plans as in effect on the date hereof, or (ii) hire any new employees, except (A) in the ordinary course of business consistent with past practice with respect to employees with an annual base salary not to exceed $150,000, or (B) to replace existing employees whose employment has terminated, at compensation levels and with benefits consistent in all material respects with that of the employee replaced;

          (e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, or invest in, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other than the Company or one or more of its Subsidiaries), in any transaction or series of transactions, in excess of $250,000 in the aggregate, except (A) pursuant to existing Contracts that have been disclosed or made available to Parent and in the ordinary course of business consistent with past practice, (B) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice;

          (f)          (i) transfer, license, sell, lease, sublease, subject to any Lien (other than Permitted Liens) or otherwise dispose of any assets or properties (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, any Owned Real Estate, any Lease or any Leased Real Estate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, (B) transfers among the Company and its Subsidiaries, or (C) pursuant to existing Contracts or otherwise in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition, including at discounted prices, of supplies and inventory), or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

          (g)          repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than, in each case, borrowings and repayments under the Company’s existing revolving credit facility in the ordinary course of business consistent with past practice, or take any action (other than the entry into this Agreement and the other Company Transaction Documents) that would reasonably be expected to result in any material amendment, modification or adverse change to any term of, or material default under, any material indebtedness of the Company or any of its Subsidiaries;

          (h)          (i) enter into any new line of business or make or agree to make any new capital expenditure in excess of $250,000 or that, in the aggregate, are in excess of $500,000, other than (A) as contemplated by the Company’s capital expenditure budget, which has been provided or made available to Parent, or (B) in the ordinary course of business consistent with past practice, (ii) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder or (iii) dispose of, grant, obtain or permit to lapse any material Company IP;

          (i)          discharge, settle, compromise, assign or satisfy any material claim, whether or not pending before a Governmental Entity, (i) outside the ordinary course of business consistent with past practice or (ii) relating to or arising from any securities class action claims or related derivative claims, in each case except to the extent such claim is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if the discharge, settlement, compromise, assignment or satisfaction of such claim would not result in the imposition of any material restriction on the business or operations of the Company or any of its Subsidiaries or Affiliates or a material increase in the Company’s insurance premiums;

          (j)          enter into any Contract of a type referenced in clause (ii), (iii), (iv), (v) or (viii) of Section 4.13(a);

          (k)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

          (l)          make, revoke or amend any federal Tax election or material state, local or other Tax election, adopt or change any method of tax accounting other than as described on Section 4.06(f) of the Company Disclosure Letter, extend or waive the application of any statute of limitations regarding the assessment or collection of any federal Tax or material state, local or other Tax, settle or compromise any federal Tax liability or refund, settle or compromise any material state, local or other Tax liability or refund, enter into any material agreement relating to federal, state, local or other Taxes, file any amended federal Tax Return or material state, local or other Tax Return or claim for refund or otherwise make a material change in the Tax compliance practices of the Company, except that no consent shall be required with respect to settlement of a pending Tax claim for no more than 110% of the amount, as of the date of this Agreement, of the FIN 48 reserves applicable to that claim;

          (m)          acquire or materially alter any Owned Real Estate or any Ground Leased Real Estate;

          (n)          enter into any Store Leases other than in the ordinary course of business consistent in all material respects with past practice; or

          (o)          agree or commit to do any of the foregoing.

          Section 6.02     Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, except as otherwise expressly contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby on a timely basis.

          Section 6.03     Access to Information; Confidentiality.

          (a)          From the date of this Agreement until the earlier to occur of the Offer Closing or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent, Merger Sub and their financing sources who have agreed with Parent to comply with the applicable confidentiality terms and conditions in the Confidentiality Agreement (it being understood and agreed that Parent shall be liable to the Company for any breach thereof by such financing sources) and respective Representatives (including environmental consultants) reasonable access, during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, suppliers, properties, offices and other facilities and to all books, records, Permits, Contracts and other assets of the Company and its Subsidiaries (including continued access to the Electronic Data Room), and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information if doing so would, in the reasonable good faith judgment of the Company, (i) violate any Contract or Law to which the Company or its Affiliates is a party or is subject, or (ii) would reasonably be expected to result in the loss of the attorney-client or work product privilege; provided that the parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition, the Company shall facilitate any meetings or discussions with third parties with whom the Company or any of its Subsidiaries has a material contractual relationship that requires such third party’s consent in connection with the transactions contemplated by this Agreement or that could reasonably be expected to otherwise materially restrict the business or operations of Parent or the Surviving Corporation following the Effective Time, in each case, as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, to the extent not in conflict with any Contract or Law to which the Company or any of its Subsidiaries is a party or is subject, the Company shall promptly provide access to all Store Leases (including all amendments and supplements thereto, and all material written notices delivered or received thereunder in possession or control of the Company or any of its Affiliates), regardless of the limitations of the Confidentiality Agreement Addendum, and shall cooperate with Parent and Merger Sub in providing such notices or seeking such Consents (as defined in the Confidentiality Agreement Addendum) thereunder as Parent or Merger Sub may reasonably request in a timely manner.

          (b)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated December 15, 2011, between Parent and the Company, as amended by the Confidentiality Agreement Addendum (the “Confidentiality Agreement”), including without limitation the provisions applying to the solicitation and hiring of employees, which shall survive the termination of this Agreement in accordance with the terms set forth therein. All information provided by or on behalf of the Company pursuant to this Section 6.03(b) will be subject to the confidentiality provisions of the Confidentiality Agreement.

          Section 6.04     No Solicitation.

          (a)          The Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) whether publicly or otherwise, initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal, inquiry, offer or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) participate in or knowingly encourage any negotiations or discussions regarding, or furnish to any Person access to the business, properties, assets, books or records or provide any material non-public information or data with respect to, the Company or any of its Subsidiaries in connection with any proposal, inquiry, offer or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (iv) amend or grant any waiver or release under, or fail to enforce, any standstill or similar contract with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) take any action to make the provisions of any Takeover Statute (including any transaction under, or a Person becoming an “interested shareholder” under, the BCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Charter Documents, inapplicable to any transactions contemplated by a Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been previously granted to any Person other than Parent or any of its Affiliates under any such provisions), or (vi) execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement in connection with the actions contemplated by, and pursuant to, Section 6.04(b)) (any such Contract referred to in this clause (vi), a “Company Acquisition Agreement”) or resolve, agree, approve, recommend or publicly propose to take such action. Except as otherwise expressly permitted by this Section 6.04, neither the Company Board nor any committee thereof shall (A) fail to make the Company Board Recommendation, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal or enter into any Company Acquisition Agreement or resolve, agree, approve, recommend or publicly propose to take any such action, or (C) withdraw, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (any of the foregoing clauses (A), (B) and (C) above, a “Company Adverse Recommendation Change”); it being understood and agreed that any “stop-look-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act (or any related communication to shareholders of the Company) will not be deemed a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to, and shall direct and use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall request and use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to promptly return or destroy (and confirm destruction of) all such information to the extent the Company has the contractual right to do so under the applicable confidentiality agreement.

          (b)          Notwithstanding Section 6.04(a), prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to compliance with Sections 6.04(c) and 6.04(d), (i) (A) in response to a bona fide written Takeover Proposal made after the date hereof that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, constitutes, or would reasonably be expected to result in, a Superior Proposal, and which Takeover Proposal did not result from a breach of Section 6.04(a), (1) contact the Person making such Takeover Proposal solely for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation to make the determinations described in the definition of “Superior Proposal,” (2) furnish non-public information relating to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, and (3) engage or participate in negotiations or discussions with such Person and its Representatives regarding such Takeover Proposal, and (B) if requested by a third party that has entered into a confidentiality, standstill or similar agreement with the Company prior to the date hereof (including where such request is prohibited under the terms of the applicable confidentiality and standstill agreement), waive any prohibition with respect to the submission of a Takeover Proposal or amendment thereto in any such agreement, in any such case, if the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) make a Company Adverse Recommendation Change in response to a material event, development or change in circumstance (other than in connection with a Takeover Proposal) that is unknown by the Company Board as of the date of this Agreement, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that the Company shall provide Parent with no fewer than four (4) days’ notice of any Company Adverse Recommendation Change prior to such change (and during such four (4) day period, the Company agrees that the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any such revisions to the terms of the Offer, the Merger and the other transactions contemplated by this Agreement proposed by Parent), (iii) if the Company Board determines in response to a Takeover Proposal that such proposal is a Superior Proposal, and the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, terminate this Agreement pursuant to Section 8.04(a) and/or make a Company Adverse Recommendation Change and, in the case of a termination, the Company shall, substantially concurrently with the termination of this Agreement, enter into the Company Acquisition Agreement implementing such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligations to pay the Termination Fee in Section 8.06(b)) and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed). Nothing contained herein shall prevent the Company Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the shareholders of the Company with regard to a Takeover Proposal, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to do so could reasonably be expected to violate applicable Law or would be inconsistent with its fiduciary duties under applicable Law.

          (c)          The Company shall, as promptly as possible and in any event within twenty-four (24) hours after receipt thereof, (i) notify Parent in writing of the receipt by the Company or any of its Representatives of any Takeover Proposal or request for information or inquiry, in each case, from any third party, that expressly contemplates or that the Company believes would reasonably be expected to lead to a Takeover Proposal, and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof and the terms of any and all agreements in connection therewith (including any financial arrangements)). The Company shall keep Parent reasonably informed, on a prompt basis, of any related material developments, discussions and negotiations related to any such Takeover Proposal or inquiry and shall make available to Parent all material non-public information made available to any Person making any such Takeover Proposal at substantially the same time as it provides such information to such other Person.

          (d)          The Company may not enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, unless: (i) the Company promptly notifies Parent, in writing, at least four (4) days (the “Notice Period”) before entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis); (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision to price or form of consideration or any material change to other terms of such Superior Proposal occurring prior to the Company’s effecting a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.04(a), the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with its outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

          Section 6.05     Shareholders Meeting; Preparation of Proxy Materials.

          (a)          Subject to the terms set forth in this Agreement, if the adoption of this Agreement by the Company’s shareholders is required under applicable Law, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholders Meeting as soon as reasonably practicable after the Offer Closing, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. The record date for the Company Shareholders Meeting shall be determined in prior consultation with and subject to the prior written approval of Parent (which prior written approval shall not be unreasonably withheld, conditioned or delayed). Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company shall (i) solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement, and (ii) take all other action necessary or advisable to secure the Company Requisite Vote (including, at the request of Parent, postponing or adjourning the Company Shareholders Meeting to obtain a quorum or solicit additional proxies). Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries shall hold, in the aggregate, at least 80% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Company Shareholders Meeting in accordance with Section 1924(b)(1)(ii) of the BCL. If the adoption of this Agreement by the Company’s shareholders is required by applicable Law, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Company Shareholders Meeting, and submit this Agreement to its shareholders for adoption, regardless of whether a Company Adverse Recommendation Change has occurred.

          (b)          If the adoption of this Agreement by the Company’s shareholders is required by applicable Law, the Company shall as soon as practicable prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company shall consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

          (c)          Parent will cause all shares of Company Common Stock purchased by Parent or Merger Sub pursuant to the Offer and all other shares of Company Common Stock owned by Parent or Merger Sub to be voted in favor of the adoption of this Agreement at the Company Shareholders Meeting. Parent and Merger Sub will not, and they will cause their direct and indirect Subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the shares of Company Common Stock beneficially owned by Parent or Merger Sub prior to the Company Shareholders Meeting, if required.

          Section 6.06     Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (b) any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (c) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (d) any change that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. In addition, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly after obtaining knowledge of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition (including any of the conditions set forth in Exhibit A) to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any such notice shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          Section 6.07     Employees; Benefit Plans.

          (a)          Continuing Employees. This Section shall apply to each employee of the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary as a regular full-time employee, whose terms and conditions of employment are not subject to a collective bargaining agreement and who is employed in such capacity by the Company or such Subsidiary at the Effective Time (collectively, the “Company Continuing Employees”).

          (b)          Comparability of Compensation and Benefits. For the period beginning at the Offer Closing and ending on a date not earlier than the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to provide to each Company Continuing Employee base salary, wages, bonus opportunities (but without regard to the timing of the payment of any bonus, performance goals or targets or duration of the performance period to which the bonus relates) and employee benefits (other than equity-based compensation arrangements), that in the aggregate are substantially comparable to the pay, bonus opportunities and employee benefits (other than equity-based compensation arrangements) provided to such employee immediately prior to the Effective Time. If the employment of any Company Continuing Employee is terminated at or within one year of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to provide to such terminated employee severance benefits that are no less than the severance benefits that would have been provided to such employee upon such a termination of employment immediately prior to the Effective Time. For the avoidance of doubt, all severance and termination agreements with Company Continuing Employees listed on Section 6.07(b) of the Company Disclosure Letter shall remain in full force and effect solely to the extent provided in such agreements and subject to the terms and conditions of such agreements.

          (c)          Service Credit and Paid Time Off.

                         (i)          Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, to give each Company Continuing Employee full credit for purposes of eligibility, vesting and determination of level of benefits (but not benefit accrual under any employee pension benefit plan within the meaning of Section 3(2) of ERISA) under the employee benefit plans and arrangements (including employee benefit plans within the meaning of Section 3(3) of ERISA, vacation, paid time off and severance plans or arrangements) maintained or sponsored by Parent or any of its Subsidiaries in which such Company Continuing Employees participate after the Effective Time for services rendered by such Company Continuing Employees to Company and its Subsidiaries prior to the Effective Time provided, however, that no such credit shall result in an unintended duplication of benefits or be required to be recognized under a newly established plan for which prior service is not taken into account for employees of Parent or any of its Subsidiaries or the Surviving Corporation generally. In addition, and without limiting the generality of the foregoing, and subject only to any required approval of the applicable insurance provider: (a) each Company Continuing Employee shall be eligible to participate in any and all compensation and benefit plans, programs, agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary or Affiliate thereof providing benefits to the Company Continuing Employees after the Effective Time (the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Continuing Employee participated immediately before the replacement without any waiting time to participate in any New Plan other than any New Plan that includes a cash or deferred feature intended to satisfy the provisions of Section 401(k) of the Code (the “New 401(k) Plan”), and with a waiting period of up to the first payroll date following the first full month following the Effective Time for any New 401(k) Plan; and (b) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                         (ii)         Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, as of the Effective Time, to, by operation of law or otherwise,

assume, honor and be responsible for paying, providing and satisfying when due, including payment in respect thereto upon any subsequent termination of employment of such employees by Parent or its Subsidiaries after the Effective Time, all vacation, personal days, sick pay and other paid time off for Company Continuing Employees accrued, but unused, through the Effective Time on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Effective Time, except to the extent such satisfaction would result in an unintended duplication of benefits.

          (d)          Company 401(k) Plans. Unless otherwise notified by Parent in writing prior to the Offer Closing Date, the Company shall terminate any and all Company Employee Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (“Company 401(k) Plans”), effective immediately prior to the Offer Closing. If Parent provides notice to the Company not to terminate the Company 401(k) Plans pursuant to the foregoing sentence, then if requested by Parent prior to the Effective Time, the Company shall terminate any and all Company 401(k) Plans, effective not later than the day immediately preceding the Effective Time. In either case, if the Company 401(k) Plans are terminated, the Company shall provide Parent with evidence of such termination pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval, which will not be unreasonably withheld, by Parent) not later than the day immediately preceding the Offer Closing Date or the Effective Time, as applicable. In the event of any such termination, Parent shall use commercially reasonable efforts to cause any New 401(k) Plan to accept direct rollovers from such Company 401(k) Plan with respect to accounts of the Company Continuing Employees, which rollover may consist of cash, a promissory note (as described below) or any combination thereof from such Company 401(k) Plan. The Company shall ensure that the Company 401(k) Plan does not permit any new loans on or after the termination date and does not place any then existing loans of any Company Continuing Employees under the Company 401(k) Plan in default solely by reason of the termination of such plan so long as such participant continues to repay the loan and transfers such participant’s account balance under such terminated Company 401(k) Plan, together with the promissory note evidencing the plan loan and the applicable loan documentation, to the New 401(k) Plan through a direct rollover in accordance with procedures established by the New 401(k) Plan.

          (e)          Third Party Beneficiaries. Notwithstanding Section 9.09, the provisions of this Section 6.07 are intended to be for the sole benefit of, and will be enforceable by, the parties hereto, and nothing in this Section 6.07, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any employees or former employees of the Company or its Subsidiaries, any participant in any New Plan or any dependent or beneficiary thereof.

          (f)          Limitations. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, so long as any such amendment, modification or termination is consistent with the provisions of this Section 6.07. If (A) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any New Plan, and (B) such provision is deemed to be an amendment to such New Plan even though not explicitly designated as such in this Agreement, then, solely with respect to such New Plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto. The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Affiliates.

          Section 6.08     Directors’ and Officers’ Indemnification and Insurance.

          (a)          All rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries or at any time is or has been serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary or trustee of a Company Employee Plan (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and as provided or made available to Parent prior to the date hereof and disclosed on Section 6.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

          (b)           For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses (including legal fees and disbursements), obligations, judgments, fines and settlements (in the case of settlements, with the approval of an Indemnifying Party (which approval shall not be unreasonably withheld) (collectively, “Losses”) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall promptly advance to each Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Losses as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law. Notwithstanding the foregoing, no Indemnifying Party shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a final judgment of a court of competent jurisdiction that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company or any Subsidiary of the Company.

          (c)          The Company shall purchase, at or prior to the Effective Time, a “tail” directors’ and officers’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries than those of the directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the premium therefor is not in excess of 200% of the last annual premium paid prior to the date of this Agreement (which aggregate premiums with respect to 2011 are hereby represented and warranted by the Company to be approximately $765,000). Such tail policy may not be amended, modified, cancelled or revoked after the Offer Closing by the Company, Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries.

          (d)          The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

          (e)          In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

          Section 6.09 Reasonable Best Efforts.

          (a)          Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all material consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments reasonably requested by the other party hereto or necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. Each party hereto shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. Each party hereto shall promptly inform and provide a copy to the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto receives a request for additional information or documentary material from any Governmental Entity with respect to any filing or submission or with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party hereto shall give the other reasonable prior notice of any communication to, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, no party hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party reasonable prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act. Any action taken by the Company that is permissible under Section 6.04 shall not be a violation of this Section 6.09(a).

          (b)          Without limiting the generality of the undertakings pursuant to Section 6.09(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

          (c)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties hereto shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company or any of their respective Affiliates be obligated to sell, transfer or otherwise divest any of its assets, properties or businesses (including assets, properties or businesses that were assets, properties or businesses of the Company or any of its Subsidiaries prior to the Effective Time) or enter into any agreements providing for any such sale, transfer or other divesture or restricting or limiting in any way or to any extent the Company or its Subsidiaries or Affiliates from engaging in any business anywhere in the world, other than the sale, transfer or divestiture of no more than five (5) store locations of the Company or Parent or any of their respective Subsidiaries that Parent, in its reasonable discretion, determines is de minimis to the business or operations of the Company or Parent, as applicable, taken as a whole.

          Section 6.10     Financing.

          (a)          Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not incur any liability to any Person under, nor (except as expressly set forth in Section 6.11 below) have any obligations with respect to, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement except that at the Effective Time, the Company and its Subsidiaries may become liable in respect of the debt financing documents contemplated by the executed commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, including any related fee letter with only the fee amounts and certain other terms (none of which concern or would adversely affect the amount, availability, timing or conditionality of (or contain any conditions precedent to) the Financing) redacted (collectively, the “Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein on the terms set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Financing”). Further, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, except to the extent arising from fraud, gross negligence, willful misconduct or intentional misrepresentation of the Company, its Affiliates and/or any of its Representatives.

          (b)          Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, including using their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter as promptly as practicable after the date hereof, (ii) satisfy, or cause their respective Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their respective Representatives that are within their respective control in such definitive agreements, and (iii) subject to the terms and conditions of the Commitment Letter, cause the lenders and any other Persons providing the Financing to fund the Financing at the Offer Closing (with respect to amounts required to consummate the Offer) and the Closing (with respect to amounts required to consummate the Merger).

          (c)          Parent shall not agree to any amendment or modification to, or grant any waiver of, any condition or other provision under the Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing such that Parent would not have sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement or (ii) impose new or additional conditions that would reasonably be expected to prevent or delay in any material respect the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Parent shall not release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Financing or as otherwise expressly contemplated by the Commitment Letter.

          (d)          In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter, (i) Parent shall promptly so notify the Company upon obtaining knowledge thereof and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount, together with other sources available to Parent, sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable to Parent, Merger Sub and the Company than those in the Commitment Letter, as promptly as practicable following the occurrence of such event (and in any event no later than the Offer Closing Date or the Closing Date, as applicable). The definitive agreements entered into pursuant to the first sentence of this Section 6.10(d) are referred to in this Agreement, collectively, as the “Financing Agreements.”

          (e)          Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining or consummation of the Financing or any alternative financing, is a condition to the Offer Closing or the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, or the completion of any such issuance, subject to the Offer Conditions and the applicable conditions set forth in Section 7.01, the breach of which obligation will give rise to the remedies set forth in Section 9.13.

          (f)          Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any material breach or material threatened breach by any party of any of the Commitment Letter, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Merger Sub becomes aware or any termination thereof or refusal to provide in full, or stated intent to refuse to provide in full, in each case, to the extent required to consummate the transactions contemplated by this Agreement, the financing contemplated by the Financing Agreements, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing), provided that Parent shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege.

          Section 6.11     Financing Cooperation. Subject to Section 6.10(a), the Company shall and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause their respective Representatives to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing or alternative financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or utilize an undue amount of the Company’s or Subsidiaries’ personnel time). Subject to the immediately preceding sentence, such cooperation by the Company and its Subsidiaries and their respective Representatives shall include, at the reasonable request of Parent, (a) participating in a reasonable number of meetings and presentations with prospective lenders (including using reasonable best efforts to make available the Company’s senior management for participation in such meetings), (b) using reasonable best efforts to provide information (including any information necessary to facilitate preparation of projections and the pro forma financial statements required pursuant to the Securities Act (including Article XI of Regulation S-X) in connection with the Merger), documents, authorization letters, opinions and certificates, enter into agreements and take other actions that are customary in connection with the Financing or alternative financing or necessary or desirable to permit Parent to fulfill conditions or obligations under the definitive documentation for the Financing or the alternative financing, (c) furnishing the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, (d) using reasonable best efforts to assist in the preparation of one or more confidential information memoranda and other marketing and syndication materials reasonably requested by Parent and (e) using commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals. The Company hereby consents to the reasonable use of its logos in connection with the Financing or any alternative Financing, provided that such use is disclosed to the Company in writing prior to the time that it is so used, such logos are used in a manner that could not reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks and on such other customary terms and conditions as the Company or applicable Subsidiary shall reasonably impose. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.11. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the lenders in respect of the Commitment Letter and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any alternative Financing subject to the lenders, potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

          Section 6.12     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub shall consult with and obtain the approval of each other before issuing any press release or other public announcements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or public announcement prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange or national securities quotation system, in which case, the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided that neither consultation nor approval shall be required with respect to any release or announcement permitted by Section 6.04.

          Section 6.13     Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing. Neither Parent nor the Company will take any action that would cause this Agreement, the Offer, the Merger or the other transactions contemplated hereby to be subject to requirements imposed by any such Laws.

          Section 6.14     Merger Sub. Parent shall (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

          Section 6.15 No     Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Offer Closing. Prior to the Offer Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

          Section 6.16     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

          Section 6.17     Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. The Company Board has determined that Company’s compensation committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) of the Exchange Act and the instructions thereto.

          Section 6.18     Convertible Notes.

          (a)          The Company shall settle in cash any conversion requests made by holders of Convertible Notes that become payable in connection with this Agreement or the transactions contemplated hereby unless holders of Convertible Notes become entitled to receive a combination of cash and shares of Company Common Stock as set forth in the Indenture, dated April 30, 2007, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). The Company shall not make an irrevocable Physical Settlement Election (as such term is defined in the Indenture).

          (b)          The Company shall use its reasonable best efforts to timely deliver or cause to be delivered all notices and opinions of counsel required to be delivered, and timely take all other actions required to be taken, by the Indenture, in respect of the Merger or the other transactions contemplated hereby including, for the avoidance of doubt, any notices or opinions of counsel and other actions necessary to allow Parent to execute a supplemental indenture and become the Company’s successor under the Indenture in accordance with its terms. The Company shall provide Parent, Merger Sub and their counsel with a reasonable opportunity to review and comment on all such notices and other communications to holders of the Convertible Notes, the Trustee or any depository, prior to their delivery, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent with copies of all such notices and other communications. The Company shall provide Parent and Merger Sub with advance notice of any election proposed to be made by the Company under the Indenture, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel regarding any such election. The Company shall use its reasonable best efforts not to cause or permit a Default (as such term is defined in the Indenture) or Event of Default (as such term is defined in the Indenture) to occur prior to the Effective Time. The Company shall promptly provide Parent, Merger Sub and their counsel with (i) any written communications that the Company or its counsel may receive from any holder of the Convertible Notes, the Trustee or any depository promptly after receipt of those communications, and (ii) a reasonable opportunity to participate with the Company or its counsel in any material discussions or meetings with any holder of the Convertible Notes, the Trustee or any depository.

          Section 6.19     Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of its Subsidiaries or Affiliates or a material increase in the Company’s insurance premiums.

          Section 6.20     Further Assurances. From time to time, as and when requested by any party hereto and at the requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

          Section 6.21     Payoff Letter. The Company shall use its reasonable best efforts to deliver to Parent no later than three (3) Business Days prior to the Closing Date a pay-off letter from the Agent under the Company’s Loan Agreement, customary as to form and substance, addressed to the Company and Parent and signed by the Agent, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Obligations (under and as defined in the Loan Agreement) outstanding as of immediately prior to the Closing.

ARTICLE VII
CONDITIONS

          Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)          Company Shareholder Approval. To the extent required by applicable Law, this Agreement will have been duly adopted by the Requisite Company Vote.

          (b)          No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, that make illegal, enjoin, restrain, prevent or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

          (c)          Antitrust. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

          (d)          Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

          Notwithstanding anything to the contrary in this Section 7.01, none of Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was proximately caused by such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

          Section 8.01     Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

          Section 8.02     Termination By Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by either Parent or the Company:

          (a)          if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date;

          (b)          if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, enjoining, restraining, preventing or otherwise prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

          (c)          if the adoption of this Agreement by the Company’s shareholders is required by applicable Law, if the Requisite Company Vote is not obtained at the Company Shareholders Meeting duly convened therefor (or at any adjournment or postponement thereof permitted by this Agreement) at which a quorum is present and the vote to adopt this Agreement is taken.

          Section 8.03     Termination By Parent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by Parent:

          (a)          if, prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred or if the Company fails to publicly reconfirm the Company Board Recommendation if so requested by Parent within seven (7) Business Days following such request (provided such request may only be made in the event the Company has received a public announcement of an Acquisition Proposal or any amendment to an Acquisition Proposal), (ii) if there is a material breach of Section 6.04 or Section 6.05(a) or (iii) if the Company Board shall have resolved to do any of the foregoing or publicly announced its intention to do so; or

          (b)          if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in paragraphs (e) and (f) of Exhibit A (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable through use of reasonable best efforts, has not been cured in all material respects by the Company within twenty (20) Business Days after its receipt of written notice thereof from Parent (or, if less than twenty (20) Business Days prior to the Outside Date, prior to the Outside Date).

          Section 8.04     Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the shareholders of the Company):

          (a)          if, prior to the Offer Closing, the Company Board authorizes the Company, in compliance with the terms of this Agreement, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

          (b)          if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (i) is incapable of being cured by the Outside Date, or if curable through use of reasonable best efforts, has not been cured in all material respects by Parent or Merger Sub within twenty (20) Business Days after its receipt of written notice thereof from the Company (or, if less than twenty (20) Business Days prior to the Outside Date, prior to the Outside Date), and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby.

          Section 8.05     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder or shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of a knowing breach by another party of this Agreement or fraud. A “knowing” breach will be deemed to have occurred if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of this Agreement applicable to such party.

          Section 8.06     Fees and Expenses Following Termination.

          (a)          If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

          (b)          If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

          (c)          If this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (A) prior to such termination, a Takeover Proposal that has not been withdrawn shall have been made to the Company Board or the Company or publicly announced or publicly renewed or shall have otherwise become publicly known or any Person shall have publicly announced an intention to make an Acquisition Proposal, in each case whether or not conditional, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a Company Acquisition Agreement with respect to a Takeover Proposal, or a Takeover Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 8.06(c), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “50% or more” instead).

          (d)          The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (e)          Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

          Section 8.07     Amendment. Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or any vote or consent of the Company’s shareholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and no other amendment shall be made without the approval of the Independent Directors and, after adoption of this Agreement by the holders of Company Common Stock, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.

          Section 8.08     Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03(c), (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock, no waiver shall be made which by Law requires further approval by such holders without obtaining such further approval. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

          Section 9.01     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that, taken as a whole, are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (except for such changes specially necessary for the Company to comply with its obligations under this Agreement).

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.

For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

          “Agent” means Wells Fargo Bank, National Association, as administrative agent under the Loan Agreement.

          “Agreement” has the meaning set forth in the Preamble.

          “Antitrust Laws” has the meaning set forth in Section 4.03(c).

          “BCL” has the meaning set forth in the Recitals.

          “Book-Entry Shares” has the meaning set forth in Section 3.02(a).

          “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

          “Certificate” has the meaning set forth in Section 3.01(b).

          “Certificate of Merger” has the meaning set forth in Section 2.03.

          “Charter Documents” has the meaning set forth in Section 4.01(a).

          “Closing” has the meaning set forth in Section 2.02.

          “Closing Date” has the meaning set forth in Section 2.02.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

          “Code” has the meaning set forth in Section 3.05.

          “Commitment Letter” has the meaning set forth in Section 6.10(a).

          “Company” has the meaning set forth in the Preamble.

          “Company 401(k) Plans” has the meaning set forth in Section 6.07(d).

          “Company Acquisition Agreement” has the meaning set forth Section 6.04(a).

          “Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

          “Company Balance Sheet” has the meaning set forth in Section 4.04(i).

          “Company Board” has the meaning set forth in the Recitals.

          “Company Board Recommendation” has the meaning set forth in Section 4.03(d).

          “Company Common Stock” has the meaning set forth in the Recitals.

          “Company Continuing Employees” has the meaning set forth in Section 6.07(a).

          “Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

          “Company Employee” has the meaning set forth in Section 4.10(a).

          “Company Employee Plans” has the meaning set forth in Section 4.10(a).

          “Company Equity Award” means a Company Stock Right or a Company Stock Award or a phantom stock award, as the case may be.

          “Company Financial Advisor” has the meaning set forth in Section 4.22.

          “Company Form 10-K” has the meaning set forth in Article IV.

          “Company IP” has the meaning set forth in Section 4.07(b).

          “Company IP Agreements” means all licenses, sublicenses, development agreements, reseller agreements, distribution agreements, settlement agreements, consent-to-use or standstill agreements, source code escrow agreements, outsourcing agreements, standalone indemnification agreements, covenants not to sue and permissions and other Contracts under which the Company’s or any Subsidiary’s ownership of or right to use any Company IP arose or pursuant to which the Company or any of its Subsidiaries license, sublicense or otherwise distribute or permit the use of any of such Company IP to or by any third party, or that would otherwise relate to the Company IP, including the right to receive royalties or any other consideration.

          “Company Material Adverse Effect” means any event, occurrence, fact, effect, development, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, properties, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, effects, developments, conditions or changes arising out of or resulting from: (a) general economic, regulatory or political conditions, and conditions in the banking, financial, credit or securities markets, including acts of God, war, terrorism, natural disasters, epidemics and pandemics; (b) economic or other conditions affecting the industries in which the Company operates, as a whole; (c) the execution and delivery of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement; (d) changes in applicable Law or accounting regulation or principles (or interpretations thereof); (e) any changes in the market price or trading volume of shares of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions of the Company (provided that the underlying causes of such changes shall not be excluded); (f) any litigation brought by shareholders of the Company relating to this Agreement or the transactions contemplated hereby; (g) (A) any action taken by Parent or any of its Affiliates or (B) the omission of an action that was required to be taken by Parent or any of its Affiliates; (h) compliance by the Company with its covenants and agreements in this Agreement or any action taken by the Company or any of its Affiliates at the request or with the consent of Parent or any of its Affiliates or (i) resulting from the identity of Parent or any of its Affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or its Affiliates; provided further, however, that any event, change and effect referred to in clauses (a), (b) or (d) immediately above shall be taken into account only to the extent such event, occurrence, fact, effect, development, condition or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

          “Company Material Contract” has the meaning set forth in Section 4.13(a).

          “Company-Owned IP” means all Company IP owned or purported to be owned by the Company or any of its Subsidiaries.

          “Company Preferred Stock” has the meaning set forth in Section 4.02(a).

          “Company Proprietary Software” means all Software developed by or on behalf of the Company that the Company or any of its Subsidiaries owns or purports to own, other than any web-based Software for which the source code is customarily accessible to end-users, and all Intellectual Property embodied in or related thereto.

          “Company Proxy Statement” has the meaning set forth in Section 4.03(c).

          “Company SEC Documents” has the meaning set forth in Section 4.04(a).

          “Company Securities” has the meaning set forth in Section 4.02(a).

          “Company Stock Award” has the meaning set forth in Section 3.07(b).

          “Company Stock Right” has the meaning set forth in Section 3.07(a).

          “Company Stock Plans” has the meaning set forth in Section 4.02(b)(i).

          “Company Shareholders Meeting” has the meaning set forth in Section 4.19.

          “Company Subsidiary Securities” has the meaning set forth in Section 4.02(c).

          “Company Transaction Documents” has the meaning set forth in Section 4.03(a).

          “Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

          “Confidentiality Agreement Addendum” has the meaning set forth in Section 4.11(d).

          “Consent” has the meaning set forth in Section 4.03(c).

          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, powers of attorney, letters of credit, binding undertakings, covenants not to compete, obligations, purchase or sales orders, arrangements, or other binding instruments or binding commitments, whether oral or written, and shall include each amendment, supplement and modification to the foregoing.

          “Convertible Notes” means the 1.125% Senior Convertible Notes due May 1, 2014 issued by the Company.

          “Dissenting Shares” has the meaning set forth in Section 3.03(a).

          “Dissenting Shareholder” has the meaning set forth in Section 3.03(a).

          “EPCRS” has the meaning set forth in Section 4.10(b).

          “Effective Time” has the meaning set forth in Section 2.03.

          “Electronic Data Room” has the meaning set forth in Section 4.23.

          “Environmental Laws” means any applicable Law, and any Order (including any legally binding judicial or administrative interpretations, directives or opinions of a Governmental Entity) or binding agreement with any Governmental Entity: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (ii) concerning the presence of, release of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation, emission or dumping of any Hazardous Materials; or (iii) relating to the protection of human health or the environment (with respect to exposure to Hazardous Materials).

          “Environmental Liabilities” means any Liabilities, claims, judgments, damages (including punitive damages), losses, penalties, fines, Liens, costs and expenses (including attorneys’ and consultants’ fees) of investigation, remediation or defense of any matter relating to human health or the environment (with respect to exposure to Hazardous Materials) the environment of whatever kind or nature by any party, entity or authority, (a) that are incurred as a result of (i) the existence of Hazardous Materials in, on, under, at or emanating from any Real Estate or Former Real Estate, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Materials generated by the Company, any of its Subsidiaries, or any Predecessors thereof or (iii) the violation of any Environmental Laws, or (b) that arise under the Environmental Laws.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

          “ESPP” has the meaning set forth in Section 3.07(d).

          “Exchange Act” has the meaning set forth in Section 1.01(a).

          “Exchange Agent” has the meaning set forth in Section 3.02(a).

          “Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, any litigation with respect thereto, the preparation, printing, filing and mailing of the Schedule TO, Schedule 14D-9 and Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Offer, the Merger other transactions contemplated hereby.

          “Expiration Time” has the meaning set forth in Section 1.01(d).

          “Financing” has the meaning set forth in Section 6.10(a).

          “Financing Agreements” has the meaning set forth in Section 6.10(d).

          “Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

          “Foreign Company Plan” has the meaning set forth in Section 4.10(l).

          “Former Real Estate” has the meaning set forth in Section 4.12(a).

          “Fully Diluted Shares” means, as of a particular date, all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all then exercisable or convertible options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, or other terms and conditions thereof (other than the Top-Up Option); provided that shares issuable pursuant to the Warrants shall be included as Fully Diluted Shares as of a particular date only to the extent that a notice of exercise thereof has been received by the Company as of such date.

          “GAAP” has the meaning set forth in Section 4.04(b).

          “Governmental Antitrust Authority” has the meaning set forth in Section 6.09(b).

          “Governmental Entity” has the meaning set forth in Section 4.03(c).

          “Ground Leased Real Estate” means the Leased Real Estate that consists of one or more parcels of land and the buildings, structures, fixtures and improvements thereon.

          “Hazardous Materials” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any wastes, materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, under any Environmental Law.

          “HSR Act” has the meaning set forth in Section 1.01(e).

          “Indemnified Party” has the meaning set forth in Section 6.08(a).

          “Indemnifying Parties” has the meaning set forth in Section 6.08(b).

          “Indenture” has the meaning set forth in Section 6.18(a).

          “Independent Directors” has the meaning set forth in Section 1.03(c).

          “Initial Expiration Time” has the meaning set forth in Section 1.01(d).

          “Intellectual Property” means all intellectual property rights throughout the world, including (i) all rights relating to the protection of inventions, including patents, patent application and invention disclosures, (ii) registered and unregistered trademarks, service marks, trade names, corporate names, logos, trade dress, brand names, designs and packaging, together with all goodwill associated therewith, (iii) all rights in works of authorship, copyrightable works, registered and unregistered copyrights, any other rights that may be known as or referred to as moral rights therein, and registrations and applications for registration thereof, (iv) Internet domain names and registrations and applications for registration thereof, (v) all rights relating to the protection of trade secrets, know-how and proprietary information, (vi) all computer software programs or applications (including data and related documentation) in both source and object code forms (the “Software”), (vii) all tangible or intangible proprietary information or materials that are currently used in or held for use in the Company’s and any of its Subsidiaries’ businesses, (viii) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto, (ix) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and (x) any right analogous to those set forth herein.

          “Knowledge” means, when used with respect to the Company, the knowledge of Anthony Romano, Eric Specter, Colin Stern, Brian P. Woolf, Marla C. Anderson, Carol L. Williams and MaryEllen H. MacDowell, including the knowledge of facts which such individuals should have had after reasonable due inquiry.

          “Laws” means any domestic (federal, state or local) or foreign laws (including common law), statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

          “Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

          “Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

          “Legal Action” has the meaning set forth in Section 4.09.

          “Liability” shall mean any liability, indebtedness, obligation or commitment of any kind (whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or not asserted, fixed or unfixed, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, or otherwise, whenever or however incurred or arising and whether or not required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto).

          “Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, easements, hypothecations, claims, options, leases, rights of first refusal, rights of first offer, other offers or agreements to sell, lease or purchase, and security interests of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          “Loan Agreement” means the Fourth Amended and Restated Loan and Security Agreement, dated as of July 14, 2011, by and among the Company, Charming Shoppes of Delaware, Inc., Catherines Stores Corporation, Lane Bryant, Inc. and FB Apparel, Inc., as borrowers, Charming Shoppes of Delaware, Inc., as administrative borrower, certain other Subsidiaries of the Company, as guarantors, the lenders and issuing banks from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-documentation agents, as amended, modified or supplemented through the date of this Agreement.

          “Losses” has the meaning set forth in Section 6.08(b).

           “Loss Documentation” has the meaning set forth in Section 3.06.

          “Measurement Date” has the meaning set forth in Section 4.02(a).

          “Merger” has the meaning set forth in the Recitals.

          “Merger Consideration” has the meaning set forth in Section 3.01(b).

          “Merger Sub” has the meaning set forth in the Preamble.

          “Minimum Condition” has the meaning set forth in Section 1.01(b).

          “NASDAQ” has the meaning set forth in Section 1.01(e).

          “New 401(k) Plan” has the meaning set forth in Section 6.07(c)(i)(a).

          “New Plans” has the meaning set forth in Section 6.07(c)(i)(a).

          “Notice Period” has the meaning set forth in Section 6.04(d).

          “Offer” has the meaning set forth in the Recitals.

          “Offer Closing” has the meaning set forth in Section 1.01(f).

          “Offer Closing Date” has the meaning set forth in Section 1.01(f).

          “Offer Conditions” has the meaning set forth in Section 1.01(b).

          “Offer Documents” has the meaning set forth in Section 1.01(h).

          “Offer Price” has the meaning set forth in the Recitals.

          “Offer to Purchase” has the meaning set forth in Section 1.01(c).

          “Opus” has the meaning set forth in Section 4.11(d).

          “Order” has the meaning set forth in Section 4.09.

          “Outside Date” has the meaning set forth in Section 1.01(e).

          “Owned Real Estate” shall mean any real estate owned in fee by the Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including all easements, rights of way and appurtenances relating thereto.

          “Parent” has the meaning set forth in the Preamble.

          “Parent Material Adverse Effect” shall mean any event, occurrence, fact, effect, development, condition or change that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair Parent from performing its obligations under this Agreement in any material respect or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the other agreements and instruments contemplated hereby.

          “Parent Transaction Documents” has the meaning set forth in Section 5.03(a).

          “Payment Fund” has the meaning set forth in Section 3.02(a).

          “Permits” has the meaning set forth in Section 4.08(b).

          “Permitted Liens” means collectively, (i) Liens for current Taxes, assessments and governmental or utility company charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate Legal Action and are adequately reserved for to the extent required by GAAP on the Company Balance Sheet; (ii) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like Liens arising or incurred in the ordinary course of business or by operation of Law which are not delinquent or which are being contested by appropriate Legal Action and are reserved for to the extent required by GAAP on the Company Balance Sheet; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds; (iv) with respect to the Real Estate (x) any conditions that may be shown by a current, accurate survey, provided that such conditions, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Owned Real Estate or any Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (y) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, provided that such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate do not impair in any material respect the occupancy, use or operation of any Owned Real Estate or any Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, and (z) zoning, building, land use, environmental regulations and other similar restrictions; (v) with respect to the Leased Real Estate (other than the Ground Leased Real Estate), any Lien affecting the interest of any landlord; (vi) with respect to the Ground Leased Real Estate, any Lien affecting the interest of any landlord, provided that such Liens, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Ground Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, or (vii) other imperfections of title or liens, if any, that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

          “Predecessor” means any Person to the liabilities of which, pursuant to the Environmental Laws, contractually, by common law or by operation of law, the Company or any of its Subsidiaries have succeeded.

          “Promissory Note” has the meaning set forth in Section 1.04(b).

          “Real Estate” means the Owned Real Estate and the Leased Real Estate.

          “Representatives” means, as to any Person, the directors, officers, employees, advisors or investment bankers of such Person.

          “Requisite Company Vote” has the meaning set forth in Section 4.03(a).

          “Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(h).

          “Schedule 14D-9” has the meaning set forth in Section 1.02(a).

          “Schedule TO” has the meaning set forth in Section 1.01(h).

          “SEC” has the meaning set forth in Section 1.01(e).

          “Securities Act” has the meaning set forth in Section 1.04(c).

          “Short Form Threshold” has the meaning set forth in Section 1.04(a).

          “Software” has the meaning set forth in the definition of Intellectual Property.

          “Store Lease” means a Lease under which the Company or any of its Subsidiaries leases, uses or occupies real property for the operation of a retail store in connection with the business of the Company and its Subsidiaries.

          “Store Leased Real Estate” means the real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies in connection with its business pursuant to a Store Lease.

          “Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          “Superior Proposal” means a bona fide written Takeover Proposal which Takeover Proposal did not result from a breach of Section 6.04(a) (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Takeover Proposal” to 20% shall be replaced by 100%) that the Company Board determines in its good faith business judgment (after consultation with the Company’s outside legal counsel and the Company Financial Advisor) to be more favorable to the holders of Company Common Stock that the transactions contemplated by this Agreement from a financial point of view (taking into account all of the terms and conditions of such proposal and this Agreement, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and is reasonably capable of being consummated, taking into account all financial (including as to the terms and conditionality of any financing), legal, regulatory and other aspects of such proposal; provided, however, that if any Company Acquisition Agreement in respect of a Takeover Proposal contains any contingency with respect to the financing or funds to be used in connection with such transaction, in order for such Takeover Proposal to constitute a Superior Proposal, such Company Acquisition Agreement must provide for the payment by the third-party acquirer of a termination, reverse break-up or similar fee, in an amount reasonable for the size and nature of the transactions contemplated by this Agreement determined in good faith in consultation with the Company’s outside legal counsel and the Company Financial Advisor, to the Company in the event that such Company Acquisition Agreement is terminated due to the failure of such third-party acquirer to obtain such financing or funds to be used in connection with such transaction.

          “Surviving Corporation” has the meaning set forth in Section 2.01.

          “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and its Subsidiaries, including Merger Sub) made after the date hereof relating to any (i) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or 20% or more of the voting equity interests of the Company, (ii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting equity interests of the Company, (iii) merger, consolidation, reorganization, recapitalization, sale, lease, contribution, partnership, joint venture, liquidation, dissolution, other business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person would own 20% or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, in each case, in one transaction or a series of related transactions.

          “Takeover Statute” means any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law, including Sections 2541 through 2588 (inclusive) of the BCL.

          “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          “Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

          “Tax Sharing Agreement” means any Tax sharing, Tax allocation, Tax indemnity, or similar agreement, arrangement or understanding.

          “Termination Fee” means $30,000,000.

          “Top-Up Option” has the meaning set forth in Section 1.04(a).

          “Top-Up Shares” has the meaning set forth in Section 1.04(a).

          “Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

          “Voting Debt” has the meaning set forth in Section 4.02(c).

          “Warrants” has the meaning set forth in Section 3.08.

          Section 9.02     Interpretation; Construction.

          (a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. An accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP. For purposes of this Agreement, only information that was posted in the Electronic Data Room prior to the date hereof will be deemed to have been “made available” by the Company to Parent (other than with respect to Store Leases, which will be available immediately following the date hereof as follows: (i) physical copies of the Store Leases will be made available to Opus pursuant to the terms of the Confidentiality Agreement Addendum, and (ii) remote access to the Company’s lease software system will be granted to Opus, pursuant to which Opus will have complete online access to the Store Leases and physical access to certain other information related thereto.

          (b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the

Effective Time. This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

          Section 9.04     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

          Section 9.05     Submission to Jurisdiction.

          (a)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought exclusively and determined in any state court in the Commonwealth of Pennsylvania, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district court in The Eastern District of Pennsylvania. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (b)          Notwithstanding anything in the immediately preceding paragraph or elsewhere set forth herein to the contrary, each of the parties hereto irrevocably agrees that all disputes or controversies arising out of or relating to the Financing or any alternative financing in connection with the transactions contemplated by this Agreement, including all disputes and controversies arising out of or relating in any way to the Commitment Letter, the definitive documentation for the Financing or any alternative financing or the performance thereof, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York, and any legal action or proceeding against the financing sources, including the financial institutions party to the Commitment Letter, including but not limited to any dispute or controversy arising out of or relating in any way to the Commitment Letter, any definitive documentation for the Financing or any alternative financing or the performance thereof, shall be brought exclusively in and determined in the federal court of the United States of America sitting in the borough of Manhattan or, if such federal court shall not have the jurisdiction, in the New York State court sitting in the borough of Manhattan, and any appellate court from any thereof.

          Section 9.06     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

          Section 9.07     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	Ascena Retail Group, Inc. 30 Dunnigan Drive Suffern, New York 10901 Facsimile: (845) 369-4339 Attention: David R. Jaffe, President and Chief Executive Officer

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Proskauer Rose LLP Eleven Times Square New York, NY 10036 Facsimile: (212) 969-2900 Attention: Steven L. Kirshenbaum

If to the Company, to:	Charming Shoppes, Inc. 3750 State Road Bensalem, Pennsylvania 19020 Facsimile: (215) 604-5692 Attention: Anthony M. Romano, President and Chief Executive Officer

with a copy (which will not constitute notice to the Company) to:	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Facsimile: (215) 988-2757 Attention: F. Douglas Raymond, III

and

Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Facsimile: (212) 593-5955 Attention: Marc Weingarten and John Pollack

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

          Section 9.08     Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter) and the Confidentiality Agreement, the statements in the body of this Agreement will control.

          Section 9.09     No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and, except as provided in Section 6.08 hereof (which shall be to the benefit of the parties referred to in such section), nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company shall have the right to pursue damages on behalf of its shareholders in the event of Parent’s or Merger Sub’s breach or wrongful termination of this Agreement. Notwithstanding anything in the immediately preceding sentence to the contrary, the parties hereto acknowledge and agree that the financing sources, including the financial institutions party to the Commitment Letter, shall be express third-party beneficiaries of Section 9.05(b) and Section 9.06. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.08 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          Section 9.10    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          Section 9.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempt at assignment not in compliance with this Section 9.11 shall be null and void and without legal effect.

          Section 9.12    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

          Section 9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Eastern District of Pennsylvania or any Pennsylvania state court, in addition to any other remedy to which they are entitled at Law or in equity. None of the parties shall oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.13 on the basis that any other party has an adequate remedy at law or that any award of equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order.

          Section 9.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

CHARMING SHOPPES, INC.

By	/s/ Anthony M. Romano

Name:	Anthony M. Romano
Title:	President and CEO

ASCENA RETAIL GROUP, INC.

By	/s/ David R. Jaffe

Name:	David R. Jaffe
Title:	President and CEO

COLOMBIA ACQUISITION CORP.

By	/s/ David R. Jaffe

Name:	David R. Jaffe
Title:	President and CEO

EXHIBIT A

CONDITIONS TO OFFER

          Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if immediately prior to acceptance of shares of Company Common Stock for payment in the Offer any of the following conditions exists:

                    (a)     any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated;

                    (b)     a Company Material Adverse Effect shall have occurred since the date of this Agreement;

                    (c)     a Governmental Entity shall have issued, promulgated, enforced or entered any Order which is then in effect (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Offer or the Merger, (ii) seeking to obtain material damages in connection with the Offer or the Merger, (iii) seeking to restrain, prohibit or limit Parent’s, the Company’s or any of their respective Affiliates’ ownership or operation of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or (iv) seeking to impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the shares of Company Common Stock or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders;

                    (d)     any Law is enacted, entered, enforced, issued, in effect or deemed applicable to the Offer or the Merger that, in the good faith judgment of Parent (after consultation with outside counsel), is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

                    (e)     (i) any of the representations and warranties of the Company (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), other than the representations and warranties in Section 4.02

(Capital Structure) or Section 4.20 (Information in the Offer Documents and the Schedule 14D-9), shall not be true and correct, as of the Offer Closing as if made as and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in Section 4.02 (Capital Structure) or Section 4.20 (Information in the Offer Documents and the Schedule 14D-9) shall not be true and correct in all material respects as of the Offer Closing as if made at and as of such time;

                    (f)     the Company shall have failed to perform or comply in all material respects with any of its agreements, obligations or covenants under this Agreement; or

                    (g)     this Agreement shall have been terminated in accordance with its terms.

          Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer and chief financial officer and dated as of the Offer Closing Date, certifying that none of the conditions set forth in paragraphs (b), (e) and (f) above shall be continuing as of the expiration of the Offer.

          The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A - 2